Exhibit 10.1

THIS AGREEMENT OF LEASE (this “Lease”), made as of this 30 day of April, 2013 (the “Effective Date”) by and between BATTERY COMMERCIAL ASSOCIATES LLC, having an office c/o The Moinian Group, 3 Columbus Circle, Suite 2300, New York, New York 10019 (“Landlord”) and CONSTANT CONTACT, INC., having an address at 1601 Trapelo Road, Waltham, Massachusetts 02451 (“Tenant”).

1. BASIC LEASE TERMS.

A. Definitions. The following definitions contained in this subsection A of this Article 1 shall have the meanings hereinafter set forth used throughout this Lease and the Exhibits and Schedules (if any) annexed hereto and made a part hereof.

(i)	“Base Tax: Year’’ shall mean the Tax: Year commencing on July 1, 2013 and ending on June 30, 2014.

(ii)	“Broker(s)” shall mean Cassidy Turley and Richards Barry Joyce & Partners.

(iii)	“Building” the building known as 17 Battery South, County, City and State of New York.

(iv)	“Commencement Date” shall mean May 1, 2013

(v)	“Expiration Date” shall mean October 31, 2018.

(vi)	“Permitted Uses” shall mean general, executive and administrative offices use and for no other purpose.

(vii)	“Premises” shall mean a portion of the eleventh (11th) floor in the Building, as more particularly shown on Exhibit 1 annexed hereto and made a part hereof.

(viii)	“Real Property” shall mean the Building together with the plot of land upon which such building stands.

(ix)	“Rent” shall mean the Rent payable hereunder as set forth on the rent schedule attached hereto and made a part hereof as Schedule E.

(x:)	“Rent Commencement Date” shall mean June 1, 2013.

(xi)	“Security Deposit” shall mean the amount of $107,205.00.

(xii)	“Tenant’s Proportionate Share” shall mean 4.67%.

Notwithstanding anything to the contrary contained in this subsection A of this Article 1, Articles 1 through 50 of this Lease shall control the rights and obligations of the parties hereto.

B. Demise. Subject to and upon the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

C. Term. This Lease shall be for a term (the “Term”) which commences on the Commencement Date and ends on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. In the event that the date set forth above for the Commencement Date is not a date certain, then within ten (10) days of Landlord’s request, Tenant and Landlord shall join in the execution of an agreement stipulating the Commencement Date, the Rent Commencement Date and the Expiration Date of this Lease, substantially in the form annexed hereto and made a part hereof as Exhibit 2 (the “Commencement Letter”). In the event Tenant fails to execute and deliver such agreement to Landlord within ten (10) days from Tenant’s receipt thereof, then, in such case, the Commencement Date, the Rent Commencement Date and the Expiration Date set forth in such agreement shall be deemed conclusive and binding upon Tenant, provided however, such failure to execute the Commencement Letter shall not affect the effectiveness of the terms and provisions of this Lease.

D. Rent. (i) Commencing as of the Rent Commencement Date, and continuing throughout the Term, Tenant shall pay Landlord the annual Rent set forth on Schedule E annexed hereto and made a part hereof, payable without demand, on or in advance of the first (1st) day of each month in equal monthly installments, in lawful money (legal tender for public or private debts) of the United States of America, at the office of Landlord or such other place as Landlord may designate from time to time without (except as otherwise expressly set forth in this Lease to the contrary) any set-off, offset, abatement or deduction whatsoever, except that Tenant shall pay the first (1st) monthly installment, in the form of a check, upon Tenant’s execution of this Lease. If the Rent Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall pay to Landlord on or before the first day of the next month the monthly installment of Rent for such partial month on a pro rata basis (based on the actual number of days in the commencement month), and the first month’s rent paid by Tenant as described above shall be applied to the first full calendar month of the Term for which Rent shall be due and payable. Such payment, together with the sum paid by Tenant as first month’s Rent upon the execution of this Lease, shall constitute payment of the Rent for the period from the Rent Commencement Date to and including the last day of the next succeeding calendar month.

(ii) Tenant has agreed to pay to Landlord a three (3.0%) percent annual cumulative and compounding increase in the base Rent in lieu of operating expenses escalations for the Term of the Lease, and any renewal thereof. Such increase is included in the base Rent as such is set forth on Schedule E annexed hereto and made a part hereof.

E. Rent Credit. Notwithstanding anything to the contrary hereinabove set forth, provided this Lease is in full force and effect and Tenant is not in material default under this Lease, beyond any applicable notice and cure periods, if any, Tenant shall be entitled to a credit against the base Rent for the period: (i) from the Commencement Date through the Rent Commencement Date; and (ii) from the three (3) month anniversary of the Rent Commencement Date through and including the date prior to the seven (7) month anniversary of the Rent Commencement Date. The foregoing rent credits shall be null and void “ab initio” if Landlord at any time terminates this Lease or re-enters or repossesses the Premises on account of any default of Tenant under this Lease, and Landlord shall be entitled to recover from Tenant, in addition to all other amounts Landlord is entitled to recover, the aggregate amount of the rent credit herein provided for.

2. USE AND OCCUPANCY.

A. Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses, and for no other purpose.

B. Use Prohibitions. Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing, (ii) as an employment agency, labor union office, physician’s or dentist’s office or for the rendition of any other diagnostic or therapeutic services, dance or music studio, school (except for the training of employees of Tenant), (iii) for a public stenographer or typist, (iv) for a telephone or telegraph agency, telephone or secretarial service for the public at large, (v) for a messenger service for the public at large, (vi) gambling or gaming activities, obscene or pornographic purposes or any sort of commercial sex establishment, (vii) for the possession, storage, manufacture or sale of alcohol, drugs or narcotics, (viii) for the offices or business of any federal, state or municipal agency or any agency of any foreign government or (ix) for a security or guard service. If any provision of this Lease permits, in whole or in part, use involving fabrication of any product or assembly of components of any product or the sale of any product or service, such use is only permitted to the extent lawful under the present certificate of occupancy for the Building and under laws, ordinances, regulations, rules and orders of any governmental body having jurisdiction over the Premises, from time to time in effect. The provisions of this Article shall be binding upon Tenant’s successors, assigns, subtenants and licensees and shall not be waived by any consent to an assignment or subletting or otherwise except by written instrument expressly referring to this Article. Nothing in this subsection B shall preclude Tenant from using any part of the Premises for photographic, multilith or multigraph reproductions in connection with, either directly or indirectly, its own business and/or activities.

C. 11th Floor Common Lobby. Provided that: (i) Tenant and Wall Street Access Inc. are the only two tenants who occupy any space on the eleventh (11th) floor of the Building; and (ii) Tenant and Wall Street Access, Inc. have entered into a written agreement as to the procedure, coordination and operation of the joint use of the common area of the lobby located on the eleventh (11th) floor as a joint reception area, and such written agreement is delivered to, and on file with, Landlord; and (iii) the common area of the eleventh (11th) floor lobby is used for Tenant and Wall Street Access’s reception area only, Tenant shall be permitted to use the common area lobby located on the eleventh (11th) floor as a reception area for Tenant and Wall Street Access Inc. In the event that either Tenant or Wall Street Access Inc. is no longer a tenant or occupant of the eleventh (11th) floor of the Building, the rights granted to Tenant expressly set forth in this Article 2(C) shall immediately terminate and expire and the eleventh (11th) floor common area lobby shall immediately revert back to common area, with Tenant have no right to use such as reception or for any other use and Landlord shall take back such space to be used as similar other common areas in the Building. In the event that Landlord takes back the eleventh (11th) floor common lobby pursuant to the terms of this Article 2(C) such shall not entitle Tenant to any abatement or diminution of rent, or relive Tenant from any of its obligations under this lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business or otherwise. Notwithstanding anything to the contrary, in the event that a new tenant leases all of the balance of the Premises which not subject to this Lease, and such occupant is not Wall Street Access, the accommodation granted to Tenant in connection with the 11th Floor Common Lobby shall be permitted provided that Tenant and such new tenant enter into a written agreement agreeing to the common use of the 11th Floor Common Lobby, in a similar manner as was agreed to with Wall Street Access and such new tenant occupies the full balance of the 11th floor which is not subject to this Lease.

3. ALTERATIONS.

A. Alterations Within Premises. (i) Tenant shall not make or perform or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Premises (“Alterations”) without Landlord’s prior consent. Subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and to the provisions of this Article, Tenant, at Tenant’s sole and exclusive cost and expense, may make Alterations in or to the interior of the Premises which are nonstructural, do not affect the Building’s mechanical, electrical, plumbing, Class E or other Building systems or the structural integrity of the Building, do not affect any part of the Building other than the Premises, do not affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, do not reduce the value or utility of the Building and which are performed only by contractors and mechanics first reasonably approved by Landlord and in compliance with all applicable laws. Tenant shall not perform work which would (i) require changes to the structural components of the Building or the exterior design of the Building, (ii) require any material modification to the Building’s mechanical, electrical, plumbing installations or other Building installations outside the Premises, (iii) not be in compliance with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the Building and/or the construction of the Premises, including but not limited to, the Americans with Disabilities Act of 1990, or (iv) be incompatible with the Certificate of Occupancy for the Building. Except as otherwise expressly set forth herein, any changes required by any governmental department affecting the construction of the Premises shall be performed at Tenant’s sole cost and expense. All Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate pursuant to the conditions for Alterations prescribed by Landlord for the Premises. A copy of the current construction conditions and requirements for tenant alteration work and new construction is annexed hereto and made a part hereof as Schedule C.

(ii) Provided that Tenant has provided Landlord with fifteen (15) days prior written notice prior to the commencement of any work performed and that such Alterations do not exceed $75,000.00 in the aggregate in any one (1) lease year, Tenant shall be permitted to, without first obtaining Landlord prior consent, make minor alterations, provided such alterations are: (ii) are nonstructural, (iii) do not affect the Building’s mechanical, electrical, plumbing, Class E or other Building systems or the structural integrity of the Building; (iv) do not affect any part of the Building other than the Premises; (v) do not affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building; (vi) do not reduce the value or utility of the Building; (vi) are performed in compliance with all applicable laws, rules, regulations and requirements of any governmental or quasi-governmental agency and otherwise in compliance with all of the terms of this Lease; and (vii) do not require the filing of any plans or obtaining of any permits with any governmental or quasi-governmental authority. Simultaneously with the delivery of the prior notice as required under this paragraph 3(A)(ii) Tenant shall also deliver to Landlord any specifications, work contracts, and such other information which clearly identifies the nature and cost of the work to be performed in each instance.

B. Restoration of Premises. All furniture, furnishings and movable trade fixtures and removable partitions installed by Tenant must be removed from the Premises by Tenant, at Tenant’s sole cost and expense, prior to the Expiration Date. All Alterations in and to the Premises which may be made by Landlord or Tenant prior to and during the Term, or any renewal thereof, shall become the property of Landlord upon the Expiration Date or earlier end of the Term or any renewal thereof, and shall not be removed from the Premises by Tenant unless Landlord, at Landlord’s option by notice to Tenant given to Tenant at the time Landlord approves such Alteration, elects to have them removed from the Premises by Tenant, in which event the same shall be removed from the Premises by Tenant, at Tenant’s sole cost and expense, prior to the Expiration Date. In the event Landlord elects to have Tenant remove such Alterations, Tenant shall repair and restore in a good and workmanlike manner to the condition existing prior to such installation (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal. Any of such Alterations or other property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall become the property of Landlord, but nothing herein shall be deemed to relieve Tenant of responsibility for the cost and expense of removal of any such Alterations or other property which Tenant is obligated to remove hereunder. Notwithstanding the foregoing, or anything contained in this Lease to the contrary, in no event shall Tenant have any obligation to remove Tenant’s Initial Alteration Work at the expiration or earlier termination of this Lease.

C. Chlorofluorocarbons. Anything contained herein to the contrary notwithstanding, in the event Tenant shall perform any repair or remove any mechanical or other equipment within the Premises containing chlorofluorocarbons (“CFC’s”), the repair or removal of such equipment, as the case may be, shall conform with all requirements of law and industry practices. Additionally, any such repair or removal shall be done by contractors reasonably approved by Landlord and subject to the procedures to which Landlord’s consent shall have previously been obtained. Tenant shall indemnify and hold Landlord harmless from and against any and all liability, costs, expenses or damages resulting from any contamination within the Building, as a result of the repair or removal of any of the aforesaid equipment containing CFC’s by Tenant.

D. Submission of Plans. (i) Prior to making any Alterations, Tenant (i) shall submit to Landlord or to a consultant appointed by Landlord (“Landlord’s Consultant”) detailed plans and specifications (Including layout, architectural, mechanical, electrical, plumbing, Class E sprinkler and structural drawings stamped by a professional engineer or architect licensed in the State of New York) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications which approval shall not be unreasonably withheld, conditioned or delayed, (ii) shall pay to Landlord all reasonable costs and expenses incurred by Landlord (including the cost of Landlord’s Consultant) in connection with Landlord’s review of Tenant’s plans and specifications up to a maximum of $4,500.00 for each review (however, the payment to Landlord by Tenant of such cost and expenses shall be limited to actual out-of-pocket expenses in connection with Tenant’s Initial Alteration Work), (iii) shall, at Tenant’s sole cost and expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies (provided that Landlord shall reasonably cooperate with Tenant and reasonably assist Tenant in Tenant’s obtaining any permits, approvals or certificates, including any permits, approvals or certificates required by the Landmarks Preservation Commission, however such cooperation shall be limited to execution of any required filings, which require a signature by landlord, and shall all be at no cost or expense to Landlord), and (iv) shall furnish to Landlord evidence that Tenant. and Tenant’s contractors and subcontractors engaged in connection with such Alterations, are carrying such insurance as set forth in Schedule C annexed hereto and made a part hereof. Upon completion of such Alteration, Tenant, at Tenant’s sole cost and expense, shall obtain certificates of final approval of such Alteration, including the “as-built” drawings showing such Alterations, required by any governmental or quasi-governmental bodies and shall furnish Landlord with copies thereof. All Alterations shall be made and performed in accordance with the Rules and Regulations (hereinafter defined) and in accordance with the Americans with Disabilities Act of 1990, as amended, including but not limited to the accessibility provisions thereof; all materials and equipment to be incorporated in the Premises as a result of all Alterations shall be new and first quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. Landlord’s approval of Tenant’s plans, specifications and working drawings for Alterations shall create no responsibility or liability on the part of Landlord with respect to their completeness, design, sufficiency or compliance with all applicable laws, rules or regulations of governmental agencies or authorities.

(ii) To the extent Landlord’s review and approval of Tenant’s plans and/or specifications is required pursuant to this Article, Landlord shall promptly review, in good faith, Tenant’s plans and specifications submitted for Landlord’s approval under this Article and shall notify Tenant within fifteen (15) days of the receipt thereof that Landlord either; (i) approves Tenant’s plans and specifications as so submitted, (ii) disapproves Tenant’s plans and specifications (stating the reasons therefor with reasonable specificity), (iii) requires clarification or additional information or {iv) has engaged the services of an outside consultant to review Tenant’s plans and specifications (an “Outside Consultant Notice”). If Landlord fails to respond to Tenant’s submission of Tenant’s plans and specifications within fifteen (15) day period, Tenant may give a notice to Landlord referencing this Article 3(D)(ii) and stating in bold, 14- point font the following:

“YOU AS LANDLORD HAVE FAILED TO TIMELY RESPOND TO TENANTS REQUEST FOR LANDLORD TO CONSENT TO TENANTS PLANS AND SPECIFICATIONS PURSUANT TO ARTICLE 3 OF THE LEASE OF A PORTION OF THE 11th FLOOR AT 17 BATTERY SOUTH, NEW YORK, NEW YORK, AND YOUR FAILURE TO RESPOND TO TENANT ON OR BEFORE THE DATE WHICH IS FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE SHALL BE DEEMED A WAIVER APPROVAL OF THE ALTERATIONS IDENTIFIED WITH SUFFICIENT DETAIL IN SUCH PLANS AND SPECIFICATIONS.”

After receipt of such second notice, if Landlord fails to respond to Tenant’s Plans within such five (5) business day period, Landlord shall be deemed to have granted approval to Tenant’s Plans specifications. If Landlord delivers an Outside Consultant Notice within the time period set forth above, the effect thereof shall be to extend by five (5) business days the number of days that Landlord shall have to respond to Tenant’s plans and specifications.

(iii) Promptly following the substantial completion of any Alterations, Tenant shall submit to Landlord: (a) one (1) sepia and one (1) copy on floppy disk (using a current version of Autocad or such other similar software as is then commonly in use) of final, “as-built” CAD drawings and plans for the Premises showing all such Alterations and demonstrating that such Alterations were performed substantially in accordance with plans and specifications first approved by Landlord and (b) an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen; architects’ and Tenant’s certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for such Alterations.

E. Mechanics’ Liens: Labor Conflicts. Any mechanic’s lien filed against the Premises, or the Real Property, for work claimed to have been done for. or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant within thirty (30) days after Tenant receives notice of same, at Tenant’s sole cost and expense, by payment or filing the bond required by law. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, service provider, mechanic or laborer in the Premises, whether in connection with any Alterations, cleaning services or otherwise, if, in Landlord’s sole discretion, such employment will interfere or cause any conflict with other contractors, service providers, mechanics, or laborers engaged in the construction, cleaning, maintenance or operation or the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, service providers, mechanics or laborers causing such interference or conflict to leave the Building immediately.

4. REPAIRS. Landlord shall maintain and repair the public portions of the Building, both exterior and interior, structural and non-structural, including, without limitation, all Building systems which serve multiple tenants in good working order. Tenant shall, throughout the Term, take good care of the Premises and the fixtures and appurtenances therein and at Tenant’s sole cost and expense, make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted. If Landlord is requested by Tenant to replace any lamps, tubes, ballasts and starters in the lighting fixtures installed in the Premises, Tenant shall pay Landlord for all replacements to the lamps, tubes, ballasts and starters in the lighting fixtures installed in the Premises. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from the carelessness, omission, neglect or improper conduct of, or Alterations made by, or any work, labor, service or equipment done for or supplied to, Tenant or any subtenant, or the installation, use or operation of any property or equipment by Tenant or any of Tenant’s subtenants, agents, employees, invitees or licensees, shall be repaired promptly by Tenant, at its sole cost and expense, to the satisfaction of Landlord. Tenant also shall repair all damage to the Building and the Premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality and class equal to the original work or construction and shall be made in accordance with the provisions of Article 3 hereof. If Tenant fails after ten (10) days notice to proceed with due diligence to make repairs required to be made by Tenant hereunder, or if Landlord elects to make any repairs in or to the Building or the facilities and systems thereof for which Tenant is responsible, the same may be made by Landlord, at the expense of Tenant, and the expenses thereof incurred by Landlord shall be collectible by Landlord as additional rent within thirty (30) days after rendition of a bill or statement therefor. Tenant shall give Landlord prompt notice after discovery of any defective condition in the Premises for which Landlord may be responsible hereunder. Except as expressly provided in this Lease to the contrary, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building, or the Premises, or in or to fixtures, appurtenances, or equipment thereof. If the Premises be or become infested with vermin, Tenant, at Tenant’s expense, shall cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. If at any time any windows of the Premises are temporarily dosed, darkened or bricked-up for any reason whatsoever including, but not limited to, Landlord’s own acts as required to be performed by law, or any of such windows are permanently closed, darkened or bricked-up if required by law or related to any construction upon property adjacent to the Real Property by Landlord or others, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

5. WINDOW CLEANING. Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction. Landlord shall clean the exterior of the windows of the Premises to be cleaned on no less than an annual basis.

6. REQUIREMENTS OF LAW: FLOOR LOAD.

A. Requirements of Law. Tenant, at Tenant’s sole expense, shall promptly comply with all present and future laws. statutes, orders, directives and regulations of federal, state, county, city and municipal authorities, departments, bureaus, boards, agencies, commissions and other sub-divisions thereof, and of any official thereof and any other governmental and quasi-public authority and all rules, orders, regulations or requirements of the New York Board of Fire Underwriters, or any other similar body which shall now or hereafter Impose any violation, order or duty upon Landlord or Tenant with respect to the Premises as a result of the particular use (as opposed to office use generally), occupation or alteration thereof by Tenant. Tenant shall not do or permit to be done any act or thing upon the Premises which is contrary to and will Invalidate or be in conflict with any public liability, fire or other policies of insurance at any time carried by or for the benefit or Landlord with respect to the Building and fixtures and property therein, or which shall or might subject Landlord to any liability or responsibility to any person or for property damage. Tenant shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, New York Fire Insurance Rating Organization or other authority having jurisdiction and then only in such quantity and manner as not to increase the insurance rate applicable to the Building, or use the Premises in a manner which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect prior to this Lease. If by reason of Tenant’s failure to comply with the provisions of this Article, the fire insurance rate shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the New York Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Premises. Any work or installations made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to this Article shall be made in conformity with, and subject to the provisions of, Article 3 hereof.

B. Floor Load. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry and which is allowed by law. Landlord reserves the right to reasonably prescribe the weight and position of all safes, business machines and heavy equipment and installations such that the same are placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which prior consent shall not be unreasonably withheld, conditioned or delayed, and payment to Landlord of Landlord’s costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Landlord may designate. Tenant shall be solely and exclusively responsible for the reviewing of the floor load, elevator capacity and any other engineering issues with regard to the installation and removal of any and all vaults or safes to be brought into or removed from the Premises by Tenant or Tenant’s agents. In the event that any reinforcement of the floor is deemed necessary, such reinforcement and any and all costs and expenses in connection therewith shall be at the sole and exclusive cost and expense of Tenant, and shall only be installed with the prior written consent of Landlord, which prior consent shall not be unreasonably withheld, conditioned or delayed, and otherwise in accordance with the terms and conditions of this Lease. Tenant at its sole and exclusive cost and expense, agrees to reimburse Landlord for any and all third party costs and expense which Landlord incurs in connection with structural enhancements or other work performed in connection with any safe, vault, floor load or elevator issues concerning the subject matter of this paragraph. Tenant acknowledges and agrees the Landlord has made no representations regarding the floor load of the Premises or the weight load of any elevator in the Building and in the event the floor load is unable to carry the weight of any safes, heavy machinery or equipment which Tenant desires to install in the Premises, or the elevator is unable to carry the weight load of any safes, heavy machinery or equipment which Tenant desires to install in the Premises, such shall not affect the terms of this Lease and Landlord shall have no responsibility or liability on connection therewith.

7. SUBORDINATION.

A. Subordination. This Lease is subject and subordinate to each and every ground or underlying lease of the Real Property or the Building hereafter made by Landlord (collectively, the “Superior Leases”) and to each and every trust indenture and mortgage (collectively the “Mortgages”) which may now or hereafter affect the Real Property, the Building or any such Superior Lease and the leasehold interest created thereby, and to all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof or thereto, substitutions therefor and advances made thereunder. This clause shall be self-operative and no further instrument of subordination shall be required to make the interest of any lessor under a Superior Lease, or trustee or mortgagee of a Mortgage superior to the interest of Tenant hereunder. In confirmation of such subordination, however, Tenant shall execute promptly any certificate that Landlord may reasonably request. If the date of expiration of any Superior Lease shall be the same day as the Expiration Date, the Term shall end and expire twelve (12) hours prior to the expiration of the Superior Lease. Tenant covenants and agrees that, except as expressly provided herein, after written notice thereof Tenant shall immediately cease any action or inaction which would constitute a default under any Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default under any of the foregoing. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, any lending institution shall request reasonable modifications of this Lease, provided such modifications do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease, Tenant covenants to make such modifications. Landlord shall request from its lender and shall use its commercially reasonable efforts to obtain from its lender for Tenant, a subordination, non-disturbance and attornment agreement (“SNDA”) in the lender’s current standard form; provided however that the Landlord’s failure to obtain an SNDA shall not constitute a default under this Lease by the Landlord nor shall the terms and provisions of this Lease be affected thereby which shall all remain in full force and effect; and further provided that any costs incurred by Landlord in obtaining such SNDA shall be paid by Tenant within thirty (30) days of Landlord’s demand as additional rent hereunder. Landlord confirms that as of the Effective Date, there are no Superior Leases affecting the Building or the Premises.

B. Attornment. If at any time prior to the expiration of the Term, any Mortgage shall be foreclosed or any Superior Lease shall terminate or be terminated for any reason, Tenant agrees, at the election and upon demand of any owner of the Real Property or the Building, or the lessor under any such Superior Lease, or of any mortgagee in possession of the Real Property or the Building, to attorn, from time to time, to any such owner, lessor or mortgagee, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease, provided that such owner, lessor or mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, shall not then be entitled to possession of the Premises. The provisions of this subsection B shall inure to the benefit of any such owner, lessor or mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, lessor or mortgagee, agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this subsection B, satisfactory to any such owner, lessor or mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this subsection B shall be construed to impair any right otherwise exercisable by any such owner, lessor or mortgagee.

8. RULES AND REGULATIONS. Tenant and Tenant’s employees, agents, visitors and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations annexed hereto and made a part hereof as Schedule A and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt (collectively, the “Rules and Regulations”) on such notice to be given as Landlord may elect. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, against any other tenant and landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. Landlord agrees to enforce the Rules and Regulations against Tenant in a non-discriminatory manner. In the event of a conflict between the Rules and Regulation and this Lease, the terms of this Lease shall control.

9. INSURANCE.

A. Liability Insurance. Tenant shall obtain at its own expense and keep in full force and effect during the Term, a policy of commercial general liability insurance, on a per occurrence per location primary coverage basis covering claims for personal injury, bodily injury, death and property damage occurring upon, in or about the Premises including coverage for premises/operations, products/completed operations, personal injury/advertising liability, under which Tenant is named as the insured, and Landlord, Landlord’s managing agent, the present and any future mortgagee of the Real Property or the Building and/or such other designees specified by Landlord from time to time, are named as additional insureds. Such policy shall also contain a provision which provides the Insurance company will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy, without first endeavoring to provide Landlord at least thirty (30) days written notice by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insureds and policy holder. Upon Tenant’s knowledge of such insurance companies Intentional to cancel or not renew the policy, or chance in any material way the nature or extent of the coverage provided by such policy, Tenant shall immediately provide Landlord at least thirty (30) days written notice by certified mail, return receipt requested, of same, which notice shall contain the policy number and the names of the insureds and policy holder The policy must provide at least a limit of $1,000,000 per occurrence, with a $2,000,000 per location / general aggregate, and a $2,000,000 products and completed operations aggregate. Such insurance shall be inclusive of any defense costs.

B. Umbrella Coverage. Such coverage may be maintained by a policy providing coverage over and above applicable underlying Commercial General Liability with coverage not more restrictive than the underlying liability with limits acceptable to Landlord, but at a minimum $5,000,000 per occurrence and in the aggregate.

C. Workers Compensation. Tenant shall also maintain at its own cost and expense during the Term a policy of workers’ compensation insurance providing statutory benefits for Tenant’s employees and employer’s liability with limits of $1,000,000 per accident, $1,000,000 per disease per employee, and $1,000,000 for disease aggregate which must be endorsed to include benefits as required under laws of the state(s) in which the work is being performed. Such Worker’s Compensation shall be schedules under the Umbrella limit.

D. All-Risk Insurance. Tenant shall also maintain at its own expense during the Term “All-Risks” property insurance in an amount adequate to cover all Alterations, equipment, installations, construction and other improvements installed within the Premises, whether existing in the Premises on the date hereof or hereinafter installed by or on behalf of Landlord or Tenant, and on all furniture, fixtures, equipment, personal property and inventory of Tenant located in the Premises and any property in the care, custody and control of Tenant (fixed or otherwise) sufficient to provide 100% full replacement value of such items, which policy shall otherwise comply with the provisions of this Article 9. Tenant covenants and agrees that, to the maximum extent permitted by law, all merchandise, furniture, fixtures and property of every kind, nature and description related to or arising out of Tenant’s leasehold estate hereunder, shall be at the sole risk and hazard of Tenant, and that if any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord. In addition, throughout the Term, Tenant shall maintain business interruption insurance using the insurance service office standard form (or equivalent) on all “all risk” basis to reimburse Tenant for its loss of profits and expenses as a result of an interruption of business, which such coverage shall be purchased and maintained at a limit adequate to protect not less than six (6) months of profits and expenses

E. Tenant Property & Waiver. In no event shall Landlord be responsible for bursting of pipes, unforeseeable loss or damage for adjacent tenants. Landlord shall not be liable for any injury or damage to persons or property resulting from unknown fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the gross negligence of Landlord, its agents, servants or employees and then only any (I) notice to Landlord of the condition claimed to constitute negligence in writing and (II) the expiration of a reasonable time after such notice has been received by landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord. Tenant shall take all reasonable prudent temporary measures and safeguards to prevent injury, loss or damage to persons and property.

F. Waiver of Subrogation. The parties hereto shall procure an appropriate clause in, or endorsement on, any “all-risk” property insurance covering the Premises and the Building, including its respective Alterations, construction and other improvements as well as personal property, fixtures, furniture, inventory and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery, and each party hereby agrees that it will not make any claim against or seek to recover from the other or the partners, directors, officers, shareholders or employees of such party for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such “all-risk” property insurance policies to the extent that such loss or damage is actually recoverable under such policies exclusive of any deductibles. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party shall pay the same. It is expressly understood and agreed that Landlord will not carry insurance on the Alterations, construction and other improvements presently existing or hereafter installed within the Premises or on Tenant’s fixtures, furnishings, equipment, personal property or inventory located in the Premises or insurance against interruption of Tenant’s business.

G. Additional Insurance Requirements. (i) Landlord reserves the right to require other insurance as may from time to time be reasonably prudent and requested by landlord’s of tenant’s in other similar situated buildings.

(ii) In addition to any insurance requirements of Tenant, Tenant shall secure, pay for, and maintain or cause to Tenant’s Contractors and Sub Contractors to secure, pay for and maintain during the continuance of construction and installation of any fixtures or other work performed within the Building or Premises, insurance as set forth on Schedule C annexed hereto and made a part hereof.

(iii) The above insurance policies shall be primary and non-contributory and may not be cancelled or materially reduced without at least thirty (30) days prior written notice by certified mail, return receipt requested, which notice shall be delivered by Tenant to Landlord, and any other such parties as may be required from time to time by Landlord upon Tenant’s knowledge of such insurance companies intention to cancel or materially reduce the terms of the policy. Policies shall name Landlord, Managing Agent and any current or future lenders as additional insureds as their interest may appear. All insurance companies involved in such insurance shall maintain A.M. Bests or equivalent rating of not less than A VIII.

(iv) In addition, original or certified certificates of all requested policies shall be provided to Landlord upon request and certificates of insurance must be maintained and up to date at all times. Certificates must provide adequate evidence of all required coverages and must be delivered to Landlord at least thirty (30) days prior to any policy expiration throughout the term of the Lease.

(v) Any insurance limits required are minimum limits only and not intended to restrict the liability imposed on the Tenant or any contractors hired by Tenant.

10. DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE.

A. Repair of Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this Lease shall continue in full force and effect except as hereinafter set forth. If the Premises shall be damaged by fire or other casualty, then the Premises shall be repaired and restored to its condition preceding the damage in accordance with the provisions of this Article 10. Whenever in this Article 10 reference is made to restoration of the Premises, (i) Tenant’s obligation shall be as to all property within the Premises including Tenant’s furniture, fix1ures, equipment and other personal property, any and all Alterations, construction or other improvements made to the Premises by or on behalf of Tenant and any other leasehold improvements existing in the Premises on the date hereof, all of which shall be restored and replaced at Tenant’s sole cost and expense and (ii) Landlord’s obligation, if any, shall be as to the shell, which constitutes the structure of the Building and the mechanical, electrical, plumbing, air-conditioning and other building-wide systems up to the point of connection into the Premises. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, if such repairs and restoration are not in fact completed within Landlord’s estimated time period, so long as Landlord shall have proceeded with reasonable due diligence. The Rent until such repairs shall be made shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises; provided, however, should Tenant reoccupy a portion of the Premises for the conduct of its business prior to the date such repairs are made, the Rent shall be reinstated with respect to such reoccupied portion of the Premises and shall be payable by Tenant from the date of such occupancy. Notwithstanding the foregoing to the contrary, in no event shall the Rent be reduced for a period in excess of two {2) months following the date Landlord substantially completes its repair and restoration obligations hereunder.

B. Termination Options. (a) Anything in subsection A of this Article 10 to the contrary notwithstanding, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, either substantial alteration, demolition or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), or if the Building, after its proposed repair, alteration or restoration, shall not be economically viable as an office building, then in any of such events, Landlord, at Landlord’s option, may, not later than ninety (90) days following the damage, give Tenant a notice in writing terminating this Lease. In addition, (i) if any damage shall occur to the Premises or the Building during the last two (2) years of the Term, Landlord shall have the option to terminate this Lease upon not less than sixty (60) days prior written notice to Tenant and (ii) Landlord shall not be obligated to repair or restore the Premises or the Building if a holder of a mortgage or underlying leasehold applies proceeds of insurance to the loan or lease payment balance, and the remaining proceeds, if any, available to Landlord are insufficient to pay for such repair or restoration. If Landlord elects to terminate this Lease, the Term shall expire upon the date set forth in such notice, and Tenant shall vacate the Premises and surrender the same to Landlord without prejudice however, to Landlord’s rights and remedies against Tenant under this Lease in effect prior to such termination and any Rent owing shall be paid up to such date and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Upon the termination of this Lease under the conditions provided for in the next preceding sentence, Tenant’s liability for Rent thereafter accruing shall cease as of the day following such damage.

(b) Notwithstanding anything to the contrary contained in this Article 10, in the event that: (i) a material portion of the Premises is rendered wholly untenantable or inaccessible due to fire or other casualty and (ii) Tenant is unable and in fact does not use or occupy any portion of the Premises as a result of such fire or casualty, and (iii) Landlord does not elect to terminate the Lease pursuant to Landlord’s termination right as provided above, and (iv) in Landlord’s sole determination Landlord elects to rebuild and restore same and does not elect to termination this Lease in accordance with the provisions of this Article 10, then Landlord shall notify Tenant, within sixty (60) days of the casualty, of Landlord’s good faith estimate of the period necessary for Landlord to restore the core and shell of the Premises (the “Casualty Estimate Notice”). In the event that the time estimated by Landlord to substantially restore the core and shell of the Premises set forth in the Casualty Estimate Notice is greater than two hundred and seventy (270) days after the occurrence of such fire or casualty (or such longer period if Landlord is delayed through Force Majeure Causes or other similar causes beyond Landlord’s control) and provided that such casualty was in no way the fault or in no way caused by Tenant, Tenant shall have the option, which must be exercised within thirty (30) days of the date the Casualty Estimate Notice is delivered to Tenant, to elect by written notice to Landlord to terminate this Lease on a date not less than fifteen (15) nor more than thirty (30) days after the date the Casualty Estimate Notice is delivered to Tenant, time being of the essence. Provided that Tenant has not timely and property exercised its right to terminate this Lease as set forth in this Subsection 1O(B)(b) of this Article 10, in the event Landlord has not Substantially Completed the restoration of the core and shell of the Premises within the two hundred and seventy (270) day period as set forth above (or such longer period if Landlord is delayed through Force Majeure Causes or other similar causes beyond Landlord’s control), then, and in such event, Tenant may elect to terminate this Lease upon giving written notice to Landlord within thirty (30) days after the end of such two hundred and seventy (270) day period, and if Landlord has not delivered Tenant possession of the

Premises restored as required hereunder on the expiration of such thirty (30) day period, the Term of this Lease shall expire and Tenant shall vacate the Premises and surrender same to Landlord, however, any and all Rent and additional Rent due and owing under the Lease up to and including the date which Tenant actually vacates and surrenders the Premises shall be immediately paid to Landlord upon such vacating of the Premises and shall be a condition to such termination, and any payments of Rent which were made by Tenant which were on account of any period subsequent to the date of such casualty shall be returned to Tenant. Notwithstanding anything contained herein to the contrary, in the event that all or substantially all of the Premises are rendered wholly untenantable or inaccessible due to fire or other casualty during the last twelve (12) months of the Term and Tenant cannot and does not use or occupy the entire Premises as a result of such fire or casualty, and provided that Landlord does not elect to terminate this Lease in accordance with the provisions of this Article 10, then Tenant may elect to terminate this Lease upon written notice to Landlord within thirty (30) days after such fire or other casualty, and the term of this Lease shall expire on the date set forth in such notice which shall be not less than ten (10) or greater than thirty (30) days after the date such notice is given, provided that Tenant vacates the Premises and surrenders to Landlord possession of the Premises on or before such date in the condition required by this Lease as if such date were the Expiration Date in which event Tenant shall remain liable for any and all obligations under this lease through the date Tenant actually vacates and surrenders the Premises to Landlord and the representations, covenants and warranties of this Lease, which, by their terms, survive termination, shall survive such termination.

C. Repair Delays. Landlord shall not be liable for reasonable delays which may arise by reason of the claim adjustment with any insurance company on the part of Landlord and/or Tenant, and for reasonable delays on account of “labor troubles” or any other cause Force Majeure Cause or similar circumstance beyond Landlord’s control.

D. Provision Controlling. The parties agree that this Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and that Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like import now or hereafter in force shall have no application in any such case.

E. Property Loss or Damage. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes. appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall landlord be liable for any latent defect in the Premises or in the Building. Anything in this Article 10 to the contrary notwithstanding, nothing In this lease shall be construed to relieve Landlord from responsibility directly to Tenant for any loss or damage caused directly to Tenant wholly or in part by the gross negligence or willful misconduct of Landlord. Nothing in the foregoing sentence shall affect any right of landlord to the indemnity from Tenant to which landlord may be entitled under Article 37 hereof in order to recoup for payments made to compensate for losses of third parties.

11. CONDEMNATION.

A. Condemnation. If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Real Property shall be so acquired or condemned then, (i) except as hereinafter provided in this subsection A, this lease and the Term shall continue in force and effect but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the dale of the vesting of title, the Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation; (ii) whether or not the Premises shall be affected thereby, Landlord, at Landlord’s option, may give to Tenant, within sixty (60) days next following the date upon which landlord shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease; and (iii) if the part of the Real Property so acquired or condemned shall contain more than twenty (20%) percent of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises. Tenant, at Tenant’s option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease. If any such thirty (30) days’ notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this subsection A, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit. In the event of any termination of this Lease and the Term pursuant to the provisions of this subsection A, the Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant.

B. Award. In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this subsection B shall be deemed to prevent Tenant from making a claim in any condemnation proceedings for the then value of any furniture, furnishings and fixtures installed by and at the sole expense of Tenant and included in such taking, provided that such award shall not reduce the amount of the aware (or delay the payment thereof) otherwise payable to Landlord.

12. ASSIGNMENT AND SUBLETTING.

A. Prohibition Without Consent. Tenant expressly covenants that it shall not (i) assign or otherwise transfer this Lease or the term and estate hereby granted, (ii) mortgage, pledge or encumber this Lease or the Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant, or (iii) sublet the Premises or any part thereof or permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without obtaining the prior written consent of Landlord in each instance. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 12 shall be void.

B. Notice of Proposed Transfer. If Tenant shall at any time or times during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice thereof to Landlord, which notice shall be accompanied by (i) a conformed or photostatic copy of the proposed assignment or sublease, the effective or commencement date of which shall be not less than thirty (30) nor more than one hundred and eighty (180) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report, (iv) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease and (v) in the case of a sublease, such additional information related to the proposed subtenant as Landlord shall reasonably request, if any.

C. Landlord’s Options. The notice containing all of the information set forth in Subsection B of this Article 12 above shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises). Said options may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after the aforesaid notice has been given by Tenant to Landlord; and during such thirty (30) day period Tenant shall not assign this Lease nor sublet such space to any person or entity.

D. Termination by Landlord. If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Rent and additional rent due hereunder shall be paid and apportioned to such date. Furthermore, if Landlord exercises its option to terminate this Lease pursuant to subsection C of this Article 12, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

E. Intentionally Omitted.

F. Effect of Termination. If required by applicable law in connection with any termination of this Lease, Tenant shall complete, swear to and file any questionnaires, tax returns, affidavits or other documentation which may be required to be filed with the appropriate governmental agency in connection with any other tax which may now or hereafter be in effect.

G. Conditions for Landlord’s Approval. In the event Landlord does not exercise its option provided to it pursuant to subsection C of this Article 12 and provided that Tenant is not in default of any of Tenant’s obligations under this Lease (after notice and the expiration of any applicable grace period) as of the time of Landlord’s consent, and as of the effective date of the proposed assignment or commencement date of the proposed sublease, Landlord’s consent (which must be in writing and form reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided and upon condition that:

(i) Tenant shall have complied with the provisions of subsection B of this Article 12 and Landlord shall not have exercised any of its options under subsection C of this Article 12 within the time permitted therefor:

(ii) In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (a) is in keeping with the then standards of the Building, (b) is limited to the use of the Premises for the Permitted Use, and (c) will not violate any negative covenant as to use contained in any other lease of office space in the Building:

(iii) The proposed assignee or subtenant is a reputable party of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof:

(iv) Neither (a) the proposed assignee or subtenant nor (b) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, provided this clause (iv) shall not be applicable if Landlord does not have available for lease to third parties, at such time, space comparable to the portion of the Premises to be sublet or assigned:

(v) The proposed assignee or subtenant is not a person with whom Landlord is or has been, within the preceding six (6) month period, negotiating to lease space in the Building, provided this clause (iv) shall not be applicable if Landlord does not have available for lease to third parties, at such time, space comparable to the portion of the Premises to be sublet or assigned;

(vi) The form of the proposed sublease or instrument of assignment (a) shall be in form reasonably satisfactory to Landlord, and (b) shall comply with the applicable provisions of this Article 12:

(vii) There shall not be more than two (2) subtenants of the Premises;

(viii) The Premises shall not have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than then current market rent per rentable square foot for the Premises as though the Premises were vacant, and the rental and other terms and conditions of the sublease are the same as those contained in the proposed sublease furnished to Landlord pursuant to subsection B of this Article 12;

(ix) Within five (5) days after receipt of a bill therefor, Tenant shall reimburse Landlord for the reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, Including without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred by Landlord in connection with the granting of any requested consent, which amount shall be up to a maximum of $3,000.00 for each sublease or assignment request:

(x) Intentionally Omitted.

(xi) The proposed occupancy shall not, in Landlord’s reasonable opinion, increase the office cleaning requirements or the Building’s operating or other expenses or impose an extra burden upon services to be supplied by Landlord to Tenant (unless Tenant agrees in writing to pay for such increased expense);

(xii) The proposed assignee or subtenant or its business shall not be subject to compliance with additional requirements of law (including related regulations) beyond those requirements which are applicable to the named Tenant herein; and

(xiii) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Each subletting pursuant to this subsection G of this Article 12 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of Rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article 12. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise its option under subsection C of this Article 12, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs, and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

H. Future Requests. In the event that (i) Landlord fails to exercise either of its options under subsection C of this Article 12 and consents to a proposed assignment or sublease, and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred and twenty (120) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of subsection B of this Article 12 before assigning this Lease or subletting all or part of the Premises.

I. Sublease Provisions. With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed that:

(i) No subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;

(ii) No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord;

(iii) Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease, (b) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s Rent. The provisions of this Article 12 shall be self-operative and no further instrument shall be required to give effect to this provision.

(iv) If any laws, orders, rules or regulations of any applicable governmental authority require that any Hazardous Substances, including, without limitation, asbestos, contained in or about the Premises to be sublet (the “Sublet Space”) be dealt with In any particular manner in connection with any alteration of the Sublet Space, then it shall be the subtenant’s obligation, at the subtenant’s expense, to deal with such Hazardous Substances in accordance with all such laws, orders, rules and regulations (unless Landlord elects to deal with such Hazardous Substances itself, in which event, the subtenant shall reimburse Landlord for all of Landlord’s costs and expenses in connection therewith within ten (10) days next following the rendition of a statement therefor).

J. Profits from Assignment or Subletting. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and Electric Inclusion Factor by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, fifty (50%) percent of such excess. Tenant shall deliver to Landlord within sixty (60) days after the end of each calendar year and within sixty (60) days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the base Rent, any tax payments in connection with Article 28 hereof, and any Additional Rent which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any reasonable brokerage commissions, reasonable legal fees and reasonable advertising expenses, free rent or other rental incentives actually provided to subtenant and the cost of any work completed for such subtenant’s occupancy paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. “Other Sublease Considerations” means all sums paid for the furnishing of guaranteed services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b) Upon any assignment of this Lease, Tenant shall pay to Landlord fifty (50%) percent of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom the amount of any reasonable brokerage commissions, reasonable legal fees and reasonable advertising expenses, free rent or other rental incentives actually provided to subtenant and the cost of any work completed for such subtenant’s occupancy paid by Tenant In connection with the assignment. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

K. Other Transfers. (i) If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange (hereinafter referred to as a “public corporation”), the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of a majority of the stock of Tenant as if such transfer of a majority of the stock of Tenant were an assignment of this Lease; but said provisions shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets or stock are transferred, provided that such merger, consolidation or transfer of assets or stock is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further, that in any of such events (a) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (b) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (provided that if any applicable law or regulation prohibits the delivery of such proof, then Tenant shall be permitted to deliver such proof after the occurrence of such transaction). For the avoidance of doubt, it is merely confirmed that transfer of stock on a nationally recognized stock exchange shall not be deemed to be a transfer under the provisions of this Article 12 and shall not require Landlord’s consent.

(ii) If Tenant is a partnership, the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of a majority interest in the partnership, as if such transfer were an assignment of this Lease.

(iii) If Tenant is a subdivision, authority, body, agency, instrumentality or other entity created and/or controlled pursuant to the laws of the State of New York or any city, town or village of such state or of federal government (“Governmental Entity’’), the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of any of Tenant’s rights to use and occupy the Premises, to any other Governmental Entity, as if such transfer of the right of use and occupancy were an assignment of this Lease; but said provisions shall not apply to a transfer of any of Tenant’s rights in and to the Premises to any Governmental Entity which shall replace or succeed to substantially similar public functions, responsibilities and areas of authority as Tenant, provided that in any of such events the successor Governmental Entity (a) shall utilize the Premises in a manner substantially similar to Tenant, and (b) shall not utilize the Premises in any manner which, in Landlord’s judgment, would impair the reputation of the Building as a first-class office building.

L. Related Corporation. Tenant may, without Landlord’s consent, permit any corporations or other business entities (but not including Governmental Entities) which control, are controlled by, or are under common control with Tenant (herein referred to as “related corporation”) to sublet all or part of the Premises for any of the purposes permitted to Tenant or take an assignment of this Lease, subject however to compliance with Tenant’s obligations under this Lease. Such subletting or assignment shall not be deemed to vest in any such related corporation any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entities.

M. Assumption by Assignee. Any assignment or transfer, whether made with Landlord’s consent pursuant to subsection A of this Article 12 or without Landlord’s consent pursuant to subsection K of this Article 12, shall be made only if, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease and agree to be bound by all of the terms, conditions, covenants and provisions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in subsection A of this Article 12 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. In the case where such assignment does not require the consent of Landlord pursuant to the terms of this Article 12 and Tenant is prohibited by applicable law or regulation from disclosing the assignment to Landlord prior to the effectuation of such assignment, Tenant may deliver such agreement to Landlord after the effectuation of the assignment. The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent and/or additional rent by Landlord from an assignee, transferee or any other party, the original named Tenant shall remain fully liable for the payment of the Rent and additional rent and for the other obligations of this Lease on the part of Tenant to be performed or observed.

N. Liability of Tenant. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time, or modifying any of the obligations, of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

O. Listings. The listing of any name other than that of Tenant, guarantors, and Permitted Licensees (as defined herein), whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant.

P. Intentionally Omitted.

Q. Re-entry by Landlord. If Landlord shall recover or come into possession of the Premises before the date herein fixed for the termination of this Lease, Landlord shall have the right, at its option, to take over any and all subleases or sublettings of the Premises or any part thereof made by Tenant and to succeed to all the rights of said subleases and sublettings or such of them as it may elect to take over. Tenant hereby expressly assigns and transfers to Landlord such of the subleases and sublettings as Landlord may elect to take over at the time of such recovery of possession, such assignment and transfer not to be effective until the termination of this Lease or re-entry by Landlord hereunder or if Landlord shall otherwise succeed to Tenant’s estate in the Premises, at which time Tenant shall upon request of Landlord, execute, acknowledge and deliver to Landlord such further instruments of assignment and transfer as may be necessary to vest in Landlord the then existing subleases and sublettings. Every subletting hereunder is subject to the condition and by its acceptance of and entry into a sublease, each subtenant thereunder shall be deemed conclusively to have thereby agreed from· and after the termination of this Lease or re-entry by Landlord hereunder of or if Landlord shall otherwise succeed to Tenant’s estate in the Premises, that such subtenant shall waive any right to surrender possession or to terminate the sublease and, at Landlord’s election, such subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord, as its landlord, under all of the then executory terms of such sublease, except that Landlord shall not (i) be liable for any previous act, omission or negligence of Tenant under such sublease, (ii) be subject to any counterclaim, defense or offset not expressly provided for in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification or amendment of such sublease or by any previous prepayment of more than one (1) month’s rent and additional rent which shall be payable as provided in the sublease, (iv) be obligated to repair the subleased space or the Building or any part thereof, in the event of total or substantial total damage beyond such repair as can reasonably be accomplished from the net proceeds of insurance actually made available to Landlord, (v) be obligated to repair the subleased space or the Building or any part thereof, in the event of partial condemnation beyond such repair as can reasonably be accomplished from the net proceeds of any award actually made available to Landlord as consequential damages allocable to the part of the subleased space or the Building not taken or (vi) be obligated to perform any work in the subleased space of the Building or to prepare them for occupancy beyond Landlord’s obligations under this Lease, and the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed automatically upon and as a condition of occupying or using the Premises or any part thereof, to have given a waiver of the type described in and to the extent and upon the conditions set forth in this Article 12.

13. CONDITION OF THE PREMISES.

A. Acceptance by Tenant. On the Commencement Date Landlord shall deliver vacant possession of the Premises to Tenant, free and clear of all tenants and occupants, in the condition as required pursuant to the terms expressly set forth herein. Tenant acknowledges that Tenant is currently located in a portion of the Premises pursuant to a sublease agreement and therefore Tenant is entirely familiar and knowledgeable of the condition and state of repair of the Premises and agrees that, except as otherwise expressly set forth herein, Tenant has examined the Premises and agrees to accept possession of the Premises in the condition and state of repair as which shall exist on the date hereof “AS IS”, ‘WHERE IS”. Landlord shall have no obligation whatsoever to perform any work or make any installations, alterations or improvements, or provide any material to Tenant or the Premises in order to prepare the Premises for Tenant’s occupancy or otherwise. The execution of this Lease by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was so taken, the Premises and the Building were in good and satisfactory condition to the complete satisfaction of Tenant. Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord shall deliver the Premises on the Commencement Date with all Building systems, including without limitation, the HVAC, electrical, plumbing and mechanical systems servicing the Building, in good working order and shall have a useful life of not less than sixty-seven (67) months.

B. Bathroom Upgrades. Landlord and Tenant agree that if any modifications, installations, replacements or other work to the bathrooms located in the Premises is required by any currently applicable laws, statutes, orders, directives, rules, regulations or requirements of any applicable governmental or quasi-governmental agency as a direct result of the Tenant Initial Alteration Work (the “Bathroom Work”) then Tenant shall complete such Bathroom Work at Landlord sole cost and expense in an amount equal to the lesser of: (i) the actual cost of the Bathroom Work, and (ii) Twenty Thousand Dollars and 00/100 ($20,000.00). Upon Landlord’s receipt of actual itemized bills marked paid and cancelled checks paid in connection with the Bathroom Work performed by Tenant, Landlord shall reimburse Tenant within thirty (30) days of Landlord’s receipt thereof. Notwithstanding anything to the contrary contained in this Article 13(B), in the event that the Bathroom Work is required due to Tenant’s occupancy exceeding the occupancy capacity for which the bathrooms were designed, then Landlord shall have no obligation to reimburse Tenant whatsoever In connection with the Bathroom Work and all such Bathroom Work shall be performed at Tenant’s sole and exclusive cost and expense.

C. Louvered Window. Landlord and Tenant acknowledge that Landlord will be replacing one (1) louvered window which is located in the Premises. Landlord agrees to use its commercially reasonable efforts to replace the louvered window in a timely manner (but in no event later than August 1, 2013) and agrees to use its commercially reasonable efforts to minimize disruption of, and interference with, Tenant’s use and occupancy of the Premises while replacing such window.

D. Schedules and Exhibits. All of the terms, covenants and conditions of the Schedules and Exhibits annexed hereto are incorporated in this Lease as if fully set forth at length herein.

14. ACCESS TO PREMISES.

A. Access by Landlord. Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use, maintain and replace, concealed ducts, pipes and conduits in and through the Premises and in connection therewith Landlord shall use its reasonable efforts to limit any reduction in the useable portion of the Premises in connection therewith. Landlord, Landlord’s agents and/or affiliates, and the holder of any Mortgage shall each have the right to enter the Premises at all reasonable times (and upon reasonable prior notice which maybe oral), and Landlord shall notify Tenant so as a representative of Tenant shall be given the opportunity to be present, however such presence of a Tenant representative shall not be required) to: (i) examine the same, (ii) to show them to prospective purchasers or mortgagees of the Building or space therein, (iii} to make such reasonable repairs, replacements, alterations, improvements or additions as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, (iv) for the purpose of complying with laws, regulations or other requirements of government authorities and (v) to perform “Remedial Work” (as defined in Article 40 hereof) after the failure of Tenant to perform the same in accordance with the terms of this Lease. Landlord shall be allowed, during the progress of any work in and about the Premises, to take all necessary material and equipment into and upon the Premises and to store them within the Premise (however no storage shall be allowed overnight except if approved by Tenant) without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall in nowise abate while any decorations, repairs, replacements, alterations, Improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the six (6) month period prior to the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants thereof during normal business hours while Tenant is present upon twenty-four (24) hours advance notice. If, during the last three (3) months of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of Rent, or incurring liability to Tenant for any compensation, and such acts shall not be deemed an actual or constructive eviction and shall have no effect upon this Lease, however in the event Landlord enters the space pursuant to the previous sentence, Tenant shall be relieved of all restoration obligations with respect to the Premises. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

B. Other Landlord Privileges. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. Tenant acknowledges that Landlord may (but shall have no obligation to) perform repairs, improvements, alterations and/or substantial renovation work in and to the public parts of the Building and the mechanical and other systems serving the Building (which work may include improvements to the lobby and facade of the Building, which may require that scaffolding and/or a sidewalk bridge be placed in front of the Building, and the replacement of window glass, requiring access to the same from within the Premises). Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Rent on account of any noise, vibration or other disturbance to Tenant’s business at the Premises (provided that Tenant is not denied access thereto) which shall arise out of the performance by Landlord or other tenants of the aforesaid repairs, alterations, additions, improvements, alterations and renovations of the Building or any part thereof and Tenant hereby agrees to release Landlord of and from any claims (including without limitation, claims arising by reason of loss or interruption of business) of every kind and nature whatsoever arising under or in connection therewith. Tenant understands and agrees that all parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, corridor walls, doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair. Landlord, throughout the Term, shall have free access to any and all mechanical installations of Landlord, inducting but not limited to air-cooling, fan, ventilating, machine rooms and electrical closets. When accessing the Premises pursuant to the terms of this Article 14, Landlord shall use its reasonable efforts to minimize disruption of, and interference with, Tenant’s use and occupancy of the Premises while making any such repairs, replacements or improvements, although nothing contained herein shall require Landlord to make such repairs, replacements, or improvements outside of the normal business hours or incur any additional costs or expenses.

15. CERTIFICATE OF OCCUPANCY Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy Issued for the Premises or for the Building and in the event that any department of the City or Stale of New York shall hereafter at any time contend and/or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy whether or not such use shall be a Permitted Use, Tenant shall, upon five {5) days written notice from Landlord, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a covenant of this Lease and Landlord shall have the right to terminate this Lease immediately, and in addition thereto shall have the right to exercise any and all rights and privileges and remedies given to Landlord by and pursuant to the provisions of Articles 17 and 18 hereof.

16. LANDLORD’S LIABILITY. The obligations of Landlord under this Lease shall not be binding upon Landlord named herein from and after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of Its Interest in the Building or the Real Property, as the case may be, and in the event of any such sale. conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and II shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or other transferee that such purchaser, grantee, assignee or other transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Neither the shareholders, members, directors or officers or· Landlord, if Landlord is a corporation, nor the partners comprising Landlord (nor any of the shareholders, members, directors or officers of such partners), if Landlord is a partnership (collectively, the “Parties’), shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and the Real Property and Tenant shall not look to or attach any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s Obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. In no event shall either party (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for incidental or consequential damages.

17. DEFAULT.

A. Events of Default: Conditions of Limitation. This Lease and the term and estate hereby granted are subject to the limitations that upon the occurrence, at any time prior to or during the Term, of any one or more of the following events (referred to as “Events of Default”):

(i) if Tenant shall default in the payment when due of any installment of Rent or in the payment when due of any additional rent, and such default shall continue for a period of five (5) days after notice of such default; or

(ii) if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Rent and additional rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion all steps necessary to remedy such default; or

(iii) if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor in interest of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

(iv) Intentionally Omitted; or

(v) if Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be expressly permitted under Article 12 hereof; or

(vi) if this Lease shall be rejected under §235 of Title 11 of the U.S. Bankruptcy Code; or

(vii) if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied;

then, in any of said cases, at any time prior to or during the Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a five (5) days’ notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18 hereof.

B. Effect of Bankruptcy. Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be canceled by Landlord by sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor: or (ii) the making by Tenant of any assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Premises but shall forthwith quit and surrender !he Premises. If this Lease shall have been assigned in accordance with its terms, the provisions of this Article 17 shall be applicable to any of the persons or entities primarily or secondarily liable for Tenant’s obligations under this Lease. It is stipulated and agreed that in the event of the termination of this Lease pursuant to this subsection, Landlord shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount determined in accordance with Subsection B(i)(c) of Article 18 of this Lease.

C. Conditional Limitation. Nothing contained in this Article 17 shall be deemed to require Landlord to give the notices herein provided for prior to the commencement of a summary proceeding for non-payment of rent or a plenary action for recovery of rent on account of any default in the payment of the same, it being intended that such notices are for the sole purpose of creating a conditional limitation hereunder pursuant to which this Lease shall terminate and if Tenant thereafter remains in possession after such termination, Tenant shall do so as a holdover tenant.

18. REMEDIES AND DAMAGES.

A. Landlord’s Remedies. (i) If any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, or if an Event of Default shall exist, or if this Lease and the Term shall expire and come to an end as provided in Article 17:

(a) Landlord and its agents and servants may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, either by summary proceedings, or by any other applicable action or proceeding, (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(ii) Except as provided for in this Lease, Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter”, “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

B. Damages. (i) If this Lease and the Term shall expire and come to an end as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in subsection A of this Article 18, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a) Tenant shall pay to Landlord all Rent, additional rent and other charges payable under this Lease by Tenant to Landlord to the dale upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency’) between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of subsection A(i) of this Article 18 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, or Landlord’s reentry upon the Premises and with such reletting including, but not limited to, all repossession costs. brokerage commissions, advertising, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c) whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiencies as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of subsection B(1)(b) of this Article 18 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(ii) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this subsection B. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease. Solely for the purposes of this Article, the term “Rent” as used in subsection B(i) of this Article 18 shall mean the Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase or decrease pursuant to the provisions of Article 28 hereof for the Comparison Year (as defined in said Article 28) immediately preceding such event. Nothing contained in Article 17 or this Article 18 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in subsection B(i) of this Article 18.

C. Legal Fees. (i) Tenant hereby agrees to pay, as additional rent, all reasonable attorneys’ fees and disbursements (and all other court costs or expenses of legal proceedings) which Landlord may incur or pay out by reason of, or in connection with:

(a) any successful action or proceeding by Landlord which results in termination of this Lease;

(b) any other action or proceeding by Landlord against Tenant (including, but not limited to, any arbitration proceeding) that results in a final judgment for Landlord;

(c) any default by Tenant in the observance or performance of any obligation under this Lease (including, but not limited to, matters involving payment of rent and additional rent, computation of escalations, alterations or other Tenant’s work and subletting or assignment), whether or not Landlord commences any action or proceeding against Tenant;

(d) any action or proceeding brought by Tenant against Landlord (or any officer, partner or employee of Landlord) in which Tenant fails to secure a final unappealable judgment against Landlord; and

(e) any other appearance by Landlord (or any officer, partner or employee of Landlord) as a witness or otherwise in any action or proceeding whatsoever involving or affecting Landlord, Tenant or this Lease in which Tenant fails to secure a final unappealable judgment against Landlord.

(ii) Tenant’s obligations under this subsection C of Article 18 shall survive the expiration of the Term hereof or any ear1ier termination of this Lease. This provision is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorneys’ fees.

D. Additional Landlord Remedies. Tenant hereby acknowledges and agrees that in the event this Lease and the Term hereof shall expire and come to an end as provided in Article 17, Tenant shall be liable for an amount equal to the sum of the unamortized portion of any brokerage commissions or fees paid by Landlord in connection with this Lease (amortized on a straight-line basis over the Term of this Lease), which sum shall be immediately due and payable by Tenant on demand by Landlord and deemed to be additional rent hereunder.

19. FEES AND EXPENSES.

A. Curing Tenant’s Defaults. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, after the giving of notice of required) and upon the expiration of any applicable grace period (except in an emergency), Landlord may immediately or at any time thereafter and without notice perform the same for the account of Tenant. If Landlord makes any expenditures or Incurs any obligations for the payment of money in connection with any such default by Tenant or the cure thereof including, but not limited to, any damages or tines or any reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations Incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor. If the Term hereof shall have expired at the time Landlord sustains or incurs such expenditures, such sums shall be recoverable by Landlord, as damages.

B. Late Charges. If Tenant shall fail to make payment of any installment of Rent or any additional rent within seven (7) days after the date when such payment is due, Tenant shall pay to Landlord, in addition to such installment of Rent or such additional rent, as the case may be, as a late charge and as additional rent, a sum based on a rate equal to the lesser of (i) four percent (4%) per annum above the then current prime rate charged by Citibank, N.A. or its successor and (ii) the maximum rate permitted by applicable law, of the amount unpaid computed from the date such payment was due to and including the date of payment, but in no event shall interest be computed and payable for less than a full calendar month. Tenant acknowledges and agrees that, except as otherwise expressly provided herein, if Tenant fails to dispute any item of additional rent within thirty (30) days of receipt of a bill or notice therefor, Tenant shall be deemed to have waived its right to dispute the same.

20. NO REPRESENTATIONS BY LANDLORD. Landlord or Landlord’s agents have made no representations or promises with respect to the Building, the Real Property, the Premises, Taxes (as defined in Article 28 hereof) or any other matter or thing affecting or related to the Premises, except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein.

21. END OF TERM.

A. Surrender of Premises. Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall comply with the restoration obligations, if any, set forth in Article 3 hereof. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday this Lease shall expire on the immediately preceding business day.

B. Holdover bv Tenant. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be substantial, will exceed the amount of the monthly installments of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or prior to the Expiration Date or sooner termination of the Term, in addition to any other rights or remedy Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to two (2x) times the aggregate of that portion of the Rent and the additional rent which was payable under this Lease during the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 21, which provisions shall survive the Expiration Date or sooner termination of this Lease. If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Expiration Date of this Lease, notwithstanding the acceptance of any Rent and additional rent paid by Tenant pursuant to the preceding provisions, Tenant shall be subject not only to summary proceeding and all damages related thereto, but also to any damages arising out of lost opportunities (and/or new leases) by Landlord to re-let the Premises (or any part thereof). All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

22. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 16 hereof and to all Superior Leases and Mortgages.

23. FAILURE TO GIVE POSSESSION. Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force, or otherwise, and further waives the right to recover any damages which may result from Landlord’s failure to deliver possession of the Premises on the date set forth in Article 1 hereof for the commencement of the Term for any reason whatsoever, including, but not limited to, the failure of the present tenant of the Premises to vacate and surrender the Premises to Landlord. If Landlord shall be unable to give possession of the Premises on such date, and provided Tenant is not responsible for such inability to give possession, the Rent reserved and covenanted to be paid herein shall not commence until the possession of the Premises is given or the Premises are available for occupancy by Tenant, and no such failure to give possession on such date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or claim for rescission of this Lease, nor shall same be construed in any way to extend the Term. If permission is given to Tenant to enter into the possession of the Premises or to occupy premises other than the Premises prior to the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, including the covenant to pay Rent.

24. NO WAIVER.

A. If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the Term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the Term shall not be considered an extension thereof or a vested right in Tenant to such further term, so as to prevent Landlord from canceling this Lease and any such extension thereof during the remainder of the original Term; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

B. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant at any time desires to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.

C. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act which would have originally constituted a violation from having all force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord.

D. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

E. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25. WAIVER OF TRIAL BY JURY. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise. It is further mutually agreed that in the event Landlord commences any summary proceeding (whether for nonpayment of rent or because Tenant continues in possession of the Premises after the expiration or termination of the Term), Tenant will not interpose any counterclaim (except for mandatory or compulsory counterclaims) of whatever nature or description in any such proceeding. Tenant shall not join, consolidate, remove, or otherwise attempt to limit or stay any action or proceeding commenced by the Landlord against the Tenant or in which the Landlord and the Tenant are parties, except as required by law.

26. INABILITY TO PERFORM. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strikes, labor troubles, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, natural emergency, Acts of God, fire or other casualty, condemnation or other reason of a similar or dissimilar nature beyond the reasonable control of the party (each a “Force Majeure Cause”) delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, nothing contained in this Article 26 shall operate to excuse Tenant from the prompt payment of Rent, additional rent or any other payments or charges required by the terms of this Lease or shall operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

27. BILLS AND NOTICES. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be deemed sufficiently given or rendered if in writing, sent by registered or certified mail (return receipt requested}, or nationally recognized overnight courier (e.g., FedEx or UPS) addressed as follows or to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the others in accordance with the provisions of this Article 27;

If to Landlord:	Battery Commercial Associates LLC c/o The Moinian Group 3 Columbus Circle, Suite 2300 New York, New York 10019

with a copy to:	Harry R. Dreizen, Esq. 3 Columbus Circle, Suite 2300 New York, New York 10019

with a copy to:	Newmark Knight Frank, Inc. 125 Park Avenue New York, New York 10017

If to Tenant:	Constant Contact, Inc. 1601 Trapelo Road Waltham, Massachusetts 02451 Attn: General Counsel

with a copy to:	WilmerHale LLP 60 State Street Boston, Massachusetts 02109 Attn: Paul Jakubowski, Esq.

Tenant hereby acknowledges and agrees that any such bill, statement, demand, notice, request or other communication may be given by Landlord’s agent on behalf of Landlord. Any such bill, statement, demand, notice, request or other communication shall be deemed given on the date of any personal delivery. or one (1) business day after being sent if delivered by overnight courier for the next business day delivery, or three (3) business days after mailing i f sent by certified mail. Notwithstanding anything contained in this Article 27 to the contrary, bills and statements issued by Landlord may be sent by the method(s) set forth hereinabove, without copies to any other party. This notice provision has been specifically negotiated between the parties hereto.

28. ESCALATION.

A. Defined Terms. In a determination of any increase in the Rent under the provisions of this Article 28, Landlord and Tenant agree as follows:

(i) “Taxes” shall mean the aggregate amount of real estate taxes and any special or other assessments (exclusive of penalties and interest thereon) imposed upon the Real Property and real estate taxes or assessments imposed in connection with the receipt of income or rents from the Building to the extent that same shall be in lieu of all or a portion of the aforesaid taxes or assessments, or additions or increases thereof (including, without limitation, (i) assessments made upon or with respect to any “air rights”, i) assessments made in connection with any business improvement district and (iii) any assessments levied after the date of this Lease for public benefits to the Real Property or the Building (excluding an amount equal to the assessments payable in whole or in part during or for the Base Tax Year (as defined in Article 1 of this Lease)) which assessments, if payable in installments, shall be deemed payable in the maximum number of permissible Installments and there shall be Included in real estate taxes for each Comparison .Year in which such installments may be paid, the installments of such assessment so becoming payable during such Comparison Year (in the manner in which such taxes and assessments are imposed as of the date hereof); provided, that if because of any change in the taxation of real estate, any other tax or assessment (including, without limitation, any occupancy, gross receipts, rental, income, franchise, transit or other tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for or in addition to, any of the foregoing Taxes, such other tax or assessment shall be deemed part of the Taxes. With respect to any Comparison Year (hereinafter defined) all expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such year. Taxes shall not include any income, franchise, estate, rent, succession, excise, profit, proceeds, inheritance capital stock, or transfer tax.

(ii) “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

(iii) “Tax Year” shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

(iv) “Base Taxes” shall mean the Taxes payable for the Base Tax Year.

(v) “Comparison Year” shall mean with respect to Taxes, any Tax Year subsequent to the Base Tax Year for any part or all of which there is an increase in the Rent pursuant to subsection B of this Article 28.

(vi) “Landlord’s Statement” shall mean an instrument or instruments containing a comparison of any increase or decrease in the Rent for the preceding Comparison Year pursuant to the provisions of this Article 28. If requested by Tenant, Landlord shall include the relevant tax bill or invoice issued by the taxing authority as applicable to such Landlord’s Statement in question.

B. Escalation. (i) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then the Rent for such Comparison Year and continuing thereafter until a new Landlord’s Statement is rendered to Tenant, shall be increased by Tenant’s Proportionate Share of such increase. The Taxes shall be initially computed on the basis of the Assessed Valuation in effect at the time Landlord’s Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in subsection D(i)(a) of this Article 28.

C. Payment of Escalations. (i) At any time prior to, during or after any Comparison Year Landlord shall render to Tenant, either in accordance with the provisions of Article 27 hereof or by personal delivery at the Premises, a Landlord’s Statement or Statements showing separately or together (a) a comparison of the Taxes payable for the Comparison Year with the Base Taxes. and (b) the amount of the increase in the Rent resulting from each of such comparisons. Landlord’s failure to render a Landlord’s Statement and/or receive payments with respect thereto during or with respect to any Comparison Year shall not prejudice Landlord’s right to render a Landlord’s Statement and/or receive payments with respect thereto during or with respect to any subsequent Comparison Year, and shall not eliminate or reduce Tenant’s obligation to pay increases in the Rent pursuant to this Article 28 for such Comparison Year. Landlord may also at any time and from time to time, furnish to Tenant a revised Landlord’s Statement or Statements showing separately or together a comparison of the Taxes payable for the Comparison Year with the Base Taxes. Landlord shall have deemed to waive its rights to receive any payment for any Comparison Year if the applicable Landlord Statement is not delivered to Landlord prior to the two (2) year anniversary of the Expiration Date.

(ii) (a) With respect to an increase in the Rent resulting from an increase in the Taxes for any Comparison Year above the Base Taxes, Tenant shall pay to Landlord a sum equal to one-half (%) of such increase on the first day of June and a sum equal to one-half (Y,) of such increase on the first day of December of each calendar year. If Landlord’s Statement shall be furnished to Tenant after the commencement of the Comparison Year to which it relates, then (1) until Landlord’s Statement is rendered for such Comparison Year, Tenant shall pay Tenant’s Proportionate Share of Taxes for such Comparison Year in semi-annual installments, as described above, based upon the last prior Landlord’s Statement rendered to Tenant with respect to Taxes, and (2) Tenant shall, within thirty (30) days after Landlord’s Statement is furnished to Tenant, pay to Landlord an amount equal to any underpayment of the installments of Taxes theretofore paid by Tenant for such Comparison Year and, in the event of an overpayment by Tenant, Landlord shall permit Tenant to credit against subsequent payments under this subsection (C)(ii)(b) of this Article 28 the amount of such overpayment or, at Tenant’s election, refund the same to Tenant. If during the Term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a mortgagee or ground lessor) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then, at Landlord’s option, Tenant ‘s Proportionate Share with respect to Taxes shall be correspondingly accelerated or revised so that Tenant’s Proportionate Share is due at least thirty (30) days prior to the date payments are due to the taxing authorities or the superior mortgagee or ground lessor, as the case may be. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from Tenant’s Proportionate Share of such Taxes.

(b) Following each Landlord’s Statement, a reconciliation shall be made as follows: Tenant shall be debited with any increase in the Rent shown on such Landlord’s Statement and credited with the aggregate, if any, paid by Tenant on account in accordance with the provisions of subsection C(ii)(a) or C(ii)(b) for the Comparison Year in question; Tenant shall pay any net debit balance to Landlord within thirty (30) days next following rendition by Landlord, either in accordance with the provisions of Article 27 hereof or by personal delivery to the Premises, of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installment of Rent.

D. Adjustments. (i) (a) In the event that, after a Landlord’s Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Comparison Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a statement adjusting the Taxes for such Comparison Year (taking into account the expenses mentioned in the last sentence of subsection A(i) of this Article 28) and setting forth Tenant’s Proportionate Share of such refund and Tenant shall be entitled to receive such Share by way of a credit against the Rent next becoming due after the sending of such Statement or at Tenant’s election, as a refund; provided, however, that Tenant’s Share of such refund shall be limited to the amount, if any, which Tenant had theretofore paid to Landlord as increased Rent for such Comparison Year on the basis of the Assessed Valuation before it had been reduced.

(b) In the event that, after a Landlord’s Statement has been sent to Tenant, the Assessed Valuation which had been utilized in computing the Base Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (1) the Base Taxes shall be retroactively adjusted to reflect such reduction, (2) the monthly installment of Rent shall be increased accordingly and (3) all retroactive additional rent resulting from such retroactive adjustment shall be forthwith payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and additional rent payments.

(ii) Any Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless, within thirty (30) days after such statement is sent, Tenant shall (a) pay to Landlord the amount set forth in such statement, without prejudice to Tenant’s right to dispute the same, and (b) send a written notice to Landlord objecting to such statement and specifying the particular respects in which such statement is claimed to be incorrect. The parties recognize the unavailability of Landlord’s books and records because of the confidential nature thereof.

(iii) Anything in this Article 28 to the contrary notwithstanding, under no circumstances shall the rent payable under this Lease be less than the then annual base Rent set forth in Article 1 hereof.

(iv) The expiration or termination of this Lease during any Comparison Year for any part or all of which there is an increase or decrease in the Rent under this Article shall not affect the rights or obligations of the parties hereto respecting such increase or decrease and any Landlord’s Statement relating to such increase or decrease may, on a pro rata basis, be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. Any payments due under such Landlord’s Statement shall be payable within thirty (30) days after such statement is sent to Tenant.

E. Capital Improvements. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be responsible for the performance of any work or costs associated therewith, in connection with any laws, regulations or the like which require (a) structural repairs or modification, or (b) repairs or modifications to the utility of the Building-wide service equipment, or (c) installation of new building systems equipment which service the whole Building, unless such repairs, modification or installations shall be due to Tenant’s particular manner of use of the Premises (as opposed to office use generally). Landlord and Tenant acknowledge that the performance of any work or costs associated therewith in connection with such repairs, installations or modification to the above (a) -(c) shall also not be the responsibility or liability of Tenant if such are caused by Tenant’s initial Alterations performed in the Premises. However, If any capital improvement is made to the Real Property during any calendar year during the Term, which is solely required to be made pursuant to applicable law, enacted after the Commencement Date, and such costs shall be capitalized and amortized over their useful life determined in accordance with GAAP, then Tenant shall pay to Landlord, in equal monthly installments spread out equally for the remainder of months of the Term, Tenant’s Proportionate Share of the reasonable annual amortization, with interest, of the cost of such improvement in each calendar year during the Term during which such amortization occurs. This provision shall not be applicable (and shall not apply to any capital improvement made within) during the last two (2) years of the Term of this Lease.

29. SERVICES.

A. Elevator. Landlord shall provide passenger elevator facilities on business days from 7:00 A.M. to 7:00 P.M. and Saturdays from 8:00 A.M. to 1:00 P.M. and shall have one (1) passenger elevator in the bank of elevators servicing the Premises available at all other limes. Landlord shall provide freight elevator services on an “as available” basis for incidental use by Tenant from 8:00 A.M. through 12:00 Noon and from 1:00 P.M. through 5:00 P.M. on business days only. Any extended use may be arranged with Landlord’s prior consent and Tenant shall pay as additional rent all building standard charges therefor. Tenant shall be entitled to forty (40) hours of freight elevator use, at no charge to Tenant during performance of Tenant’s Initial Alteration Work.

B. Heating. Landlord shall furnish heat to the Premises when and as required by law, on business days from 7:00 A.M. to 7:00 P.M. and Saturdays from 8:00 A.M. to 1:00 P.M from October 15 through May 15 (subject to outside temperature conditions). Landlord shall not be responsible for the adequacy, design or capacity of the heating distribution system if the normal operation of the heat distribution system serving the Building shall fail to provide heat at reasonable temperatures or any reasonable volumes or velocities in any parts of the Premises by reason of any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant.

C. Cooling/Central System or Package Unit Serving Multiple Tenants. The Premises shall be serviced by Landlord’s building air conditioning and ventilation system. Landlord shall furnish air cooling on business days from 7:00 A.M. to 7:00 P.M. and on Saturday from 8:00 A.M. to 1:00 P.M. from May 15 through October 15 (subject to outside temperature conditions) of each year during the Term, when, in the judgment of Landlord, reasonably exercised, it may be required for the comfortable occupancy of the Premises, and shall ventilate the Premises on business days and for similar hours during other months of the year. Landlord agrees to maintain and repair such system at its own cost and expense, except in the event that any such repairs or maintenance are required by reason of the negligence or misuse by Tenant of such air-cooling system. Tenant shall not alter, modify or replace such air-cooling system or any part thereof without the prior written consent of Landlord. Anything in this subsection C to the contrary notwithstanding, Landlord shall not be responsible if the normal operation of the air-cooling system serving the Premises shall ran to provide cooled air at reasonable temperatures, pressures or degrees of humidity or any reasonable volumes or velocities in any parts of the Premises by reason of (I) human occupancy factors and any machinery or equipment installed by or on behalf of Tenant or any person claiming through or under Tenant that have an electrical load in excess of the average electrical load for the Building air-cooling system as designed or (ii) any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant. Tenant agrees to keep and cause to be kept dosed all of the windows in the Premises whenever the air-cooling system is in operation and agrees to lower and close the blinds when necessary because of the sun’s position whenever the air-cooling system is in operation. Tenant at all times agrees to cooperate fully with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air-cooling system.

D. After Hours and Additional Services, The Rent does not include any charge to Tenant for the furnishing of any additional passenger elevator facilities, any freight elevator facilities (other than as contemplated in Article 29 subsection A) or for the service of heat or cooling to the Premises during periods other than the hours and days set forth in sections A, B and C of this Article 29 for the furnishing and distributing of such facilities or services (referred to as “Overtime Periods”). Accordingly, if Landlord shall furnish any (i) passenger elevator facilities to Tenant during Overtime Periods or freight elevator facilities, except as provided In subsection A of this Article 29, or (ii) heat or cooling to the Premises during Overtime Periods, then Tenant shall pay Landlord additional rent for such facilities or services at the standard reasonable rates then fixed by the Landlord for the Building or, if no such rates are then fixed, at reasonable rates. Neither the facilities nor the services referred to in this Article 290 shall be furnished to Tenant or the Premises if Landlord has not received advance notice from Tenant specifying the particular facilities or services requested by Tenant at least twenty-four (24) hours prior to the date on which the facilities or services are to be furnished; or if Tenant is in default under or in breach of any of the terms, covenants or conditions of this Lease; or if Landlord shall determine, in its sole and exclusive discretion, that such facilities or services are requested in connection with, or the use thereof shall create or aid in a default under or a breach of any term, covenant or condition of this Lease. All of the facilities and services referred to in this Article 29D are conveniences and are not and shall not be deemed to be appurtenances to the Premises, and the failure of Landlord to furnish any or all of such facilities or services shall not constitute or give rise to any claim of an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant. or Injury to or interruption of Tenant’s business or otherwise. Landlord may limit the furnishing during Overtime Periods of any of the facilities or services referred to in this Article 290 to a total of twenty (20) hours in any one week. Landlord’s rates for usage of the systems set forth in this Article 29 are as follows: (i) for perimeter overtime heating (Perimeter Base Building/Secondary System) is $200.00 per hour, (ii) for overtime circulation (Interior Base Building/Air Handling Units) is $100.00 per hour, and (iii) for overtime air-conditioning (Interior Base Building/Air Handling Units) is $250.00 per hour, and no such overtime service shall be provided for or charged for less than four (4) hours for each request, provided, however, such charges are subject to reasonable change, from time to time, as hereinbefore provided.

E. Cleaning Provided by Tenant. Tenant, at Tenant’s sole and exclusive cost and expense, shall cause the Premises to be kept clean in a manner satisfactory to Landlord and no one other than persons reasonably approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. In addition, Tenant shall. at its own cost and expense, clean and remove all garbage, waste, rubbish and refuse from the Premises and the Building in accordance with such rules and regulations Landlord deems reasonably necessary or desirable for the proper operation of the Building.

F. Sprinkler System. (a) If there now is or shall be installed in the Building a “sprinkler system”, and such system or any of its appliances shall be damaged or injured or not in proper working order by reason of any act or omission of Tenant, Tenant’s agents, servants, employees, licensees or visitors, Tenant shall forthwith restore the same to good working condition at its own expense; and if the New York Board of Fire Underwriters or the New York Fire Insurance Rating Organization or any bureau, department or official of the state or city government, shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s particular manner of use (as opposed to general office use), or the location of the partitions, trade fixtures, or other contents of the Premises, Tenant shall, at Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment.

(b) Landlord and Tenant hereby agree that in connection with Tenant’s installation of the Tenant’s Initial Alteration Work, Tenant shall construct and install the Fire Sprinkler Scope of Work, at Landlord’s sole cost and expense. The “Fire Sprinkler Scope of Work” is more particularly described on Schedule H annexed hereto and made a part hereof. Final plans and specifications, including without limitation the design and installation, for the work performed in connection with the sprinkler in the Premises shall, at all times, remain subject to Landlord’s prior written consent and approval, which approval shall not be unreasonably withheld, delayed or conditioned, provided such work is consistent with the Fire Sprinkler Scope of Work. Said review and approval will be based on the services of a professional engineering representative for Landlord to examine the sprinkler plans submitted by Tenant for the review of the design and all associated expenses requested by Tenant to install same. Landlord shall reimburse Tenant for all hard and soft costs directly associated with the Fire Sprinkler Scope of Work (including without limitation architectural and design costs) within thirty (30) days of Landlord’s receipt of actual itemized bills marked paid and cancelled checks paid in connection with the Fire Sprinkler Scope of Work. Landlord reserves the right to make an inspection of final installation of the fire sprinkler.

(c) Landlord shall, at Landlord’s sole cost and expense, cause the Building’s riser standpipe system and other Building infrastructure fire systems, e.g., alarms, to be fully functional and operational by October 31, 2013 (i.e., in a condition that permits the Premises’ sprinkler system to tie-in thereto and be operational). If and to the extent that such systems or infrastructure are not operational (and in a condition for such tie-in) by such date, Landlord shall be responsible, at Landlord’s sole cost and expense, for the installation and operation of any necessary temporary fire systems required by statute or code.

G. Water. Landlord shall provide water for ordinary drinking, cleaning and lavatory purposes, but if Tenant requires uses or consumes water for any other purposes or in unusual quantities (of which fact Landlord shall be the judge in its reasonable discretion), Landlord may install a water meter at Tenant’s expense and thereby measure Tenant’s water consumption for all purposes. In such event (i) Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense; (ii) Tenant agrees to pay for water consumed, as shown on said meter thirty (30) days after bills are rendered as additional rent; and (iii) Tenant covenants and agrees to pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the realty of which they are part pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system.

H. Electricity.

(i) Tenant’s demand for, and consumption of, electricity in the Premises shall be determined by such submeters installed (or, if existing, retrofitted) by Landlord at Landlord’s sole and exclusive cost and expense. Landlord shall make available during the Term of this Lease electricity for all purposes with an average capacity of not less than six (6) watts demand load per useable square foot of the Premises. Tenant shall pay for such electric consumption as additional Rent upon rendition of bills therefor, which bills shall be rendered by or on behalf of Landlord separately for each meter and payable as additional rent hereunder and shall be calculated at the then applicable rate prescribed by the public utility company serving the Premises sub metered electrical energy, plus (a) Landlord’s charge for overhead and supervision in the amount of six (6%) percent of the total electric bill and (b) any taxes or other charges in connection therewith. If any tax shall be imposed upon Landlord’s receipts from the sale or resale of electrical energy to Tenant, the pro rata share applicable to the electrical energy service received by Tenant shall be passed on to, included in the bill of, and paid by Tenant, if and to the extent permitted by law. Landlord shall bill Tenant monthly, for the cost of its consumption of electricity in the Premises and Tenant shall pay the amount thereof at the time of payment of each installment of Rent. If either the quantity or character of electrical services Is changed by the utility company or other company supplying electrical service to the Building, or is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute and actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relive Tenant from any of its obligations under this lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business or otherwise.

(ii) If Tenant requires additional electrical energy In excess of six (6) watts per square foot for any reason whatsoever, Including without limitation, the use of additional business machines, office equipment, or other applicable In the Premises which utilize electrical energy, Tenant shall request such additional electrical energy from Landlord In each 1nstance. Landlord agrees to facilitate such additional electrical energy provided that (i) any additional feeders or risers which are required to supply Tenant’s additional electrical requirements. and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole and exclusive cost and expense of Tenant (including without limitation, a connection fee of Three Hundred and Fifty dollars ($350.00) per kilovolt ampere), and (ii) provided that, in Landlord’s sole judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or interfere with or disturb other Tenant or occupants of the Building.

(iii) Tenant covenants that at no time shall the use of electrical energy servicing the Premises exceed the capacity of the existing feeders or wiring installations then servicing the Premises nor shall Tenant use any electrical equipment which, in Landlord’s reasonable opinion, will overload such installations or interfere with the use thereof by the Building or other tenants. Tenant shall not make or perform, or permit the making or performing of, any Alterations to wiring installations or other electrical facilities in or serving the Premises without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and without paying Landlord customary charges therefor. Any such Alterations, additions or consent by Landlord shall be subject to the provisions of this Article 29 as well as to the other provision of this Lease, including, but not limited to, the provision of Article 3 above.

(iv) At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to landlord or its designated contractor upon demand Landlord’s then established reasonable charges therefor; provided that the foregoing shall not apply with respect to the replacement of lighting, tubes, lamps, bulbs and ballasts replaced by Tenant as part of the Tenant’s Initial Alteration Work.

(v) While Landlord will use its commercially reasonable efforts to install a submeter in the Premises on or prior to May 1, 2013, until such time as the submeter is installed in the Premises, Tenant shall pay for electric current on a “rent inclusion” basis at the rate of $53,602.50 per year, payable in equal monthly installments of Four Thousand Four Hundred and Sixty-Six dollars and 88/100 ($4,466.88) per month as additional Rent hereunder

I. Interruption of Services. (i) Landlord reserves the right to stop service of the heating, the elevator, electrical plumbing or other mechanical systems or facilities In the Building and cleaning services, when necessary, by reason of accident or emergency, or after reasonable prior notice for repairs, additions, alterations, replacements, decorations or improvements in the judgment of Landlord desirable or necessary to be made, until said repairs, additions, alterations, replacements, decorations or improvements shall have been completed. Landlord shall have no responsibility or liability for Interruption, curtailment or failure to supply heat, outside air, elevator, plumbing, electricity or cleaning when prevented by exercising its right to stop service or by strikes, labor troubles or accidents. Force Majeure Causes or by any cause whatsoever reasonably beyond Landlord’s control, or by failure of independent contractors to perform or by laws, orders, rules or regulations of any federal, state, county or municipal authority (including, without limitation. regulations may require the removal of CFC’s as well as the alteration or replacement of equipment utilizing CFC’s), or failure of suitable fuel supply, or inability by exercise of reasonable diligence to obtain suitable fuel or by reason of governmental preemption in connection with a National Emergency or by reason of the conditions of supply and demand which have been or are affected by a Force Majeure Cause or other similar circumstance out of Landlord’s control. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(ii) Critical Services. Notwithstanding anything contained herein to the contrary, in the event that Critical Services, as defined below, are not available to Tenant, and as a direct result of Tenant’s loss of such Critical Services causes all of the Premises to become unusable or access to the Premises is barred for more than ninety (90) consecutive days, and Tenant gives Landlord written notice thereof within five (5) business days after such is realized by Tenant, and in fact Tenant does not open for business at the Premises or access the Premises during such period based solely on Tenant’s loss of such Critical Services, in such event, Tenant shall have the right to terminate this Lease, as its sole and exclusive right, remedy and recourse pursuant to the terms hereof. Provided that Tenant has timely delivered the required five (5) business day notice described above and the affected Critical Service has not been restored within such ninety (90) day period, then Tenant shall have the right to terminate this Lease on five (5) business days’ notice at any time following the expiration of such ninety (90) day period but prior to the date that such Critical Service is actually restored; provided that if Tenant delivers such second five (5) business day notice and Landlord restores such affected Critical Service (or causes the same to be restored) during such second five (5) business day period, then Tenant’s termination notice shall be null and void and this Lease shall continue in full force and effect. This provision shall not apply in the event of a condition caused by fire or other casualty or condemnation as otherwise provided for in this Lease, but rather the casualty and condemnation provision set forth herein shall prevail in such instances. As used herein the term “Critical Services” shall mean, electricity, heat, water, air cooling, ventilation, telecommunications or elevator service to the Premises. In the event that Landlord relocates the electrical switch gear which serves the Premises to an above grade floor in the Building, Tenant shall no longer have the right to terminate the Lease as set forth in this Article 29(1)(ii).

J. Access. Tenant shall have access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord agrees that Tenant shall be permitted to install a card reader access system on the front door of the Premises, any server room located in the Premises (provided such server room does not contain any Building systems or panels or controls to which Landlord or Landlord’s agents would need access) and a code-entry lock on any IT storage closet located in the Premises. All such installations shall be made in accordance with the provisions of this Lease, including, without limitation Article 3.

K. Telecommunications. Tenant shall have the right to obtain telecommunications from RCN, Verizon, Sidera, or Time Warner, all who currently serve the Building. With Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to contract directly with other service providers selected by Tenant provided Landlord has the capacity and ability to accommodate such other providers.

30. PARTNERSHIP TENANT.

A. Partnership Tenants. If Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and as co-partners of a partnership) pursuant to Article 12 (any such partnership and such persons are referred to in this Article 30 as a “Partnership Tenant”), the following provisions of this Article 30 shall apply to such Partnership Tenant: (i) the liability of each of the parties comprising a Partnership Tenant shall be joint and several, and (ii) each of the parties comprising a Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and by any notices, demands, requests or other communications which may hereafter be given by a Partnership Tenant or by any of the parties comprising a Partnership Tenant, and (iii) any bills, statements, notices, demands, requests or other communications given or rendered to a Partnership Tenant and to all such parties shall be binding upon a Partnership Tenant and all such parties, and {iv) if a Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to a Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, and (v) a Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (iv) of subsection A of this Article 30).

B. Limited Liability Entity. Notwithstanding anything to the contrary contained herein, if Tenant is a limited or general partnership (or is comprised of two (2) or more persons, individually or as co-partners), the change or conversion of Tenant to (i) a limited liability company, (ii) a limited liability partnership, or (iii) any other entity which possesses the characteristics of limited liability (any such limited liability company, limited liability partnership or entity is collectively referred to as a “Limited Liability Successor Entity”), shall be prohibited unless the prior written consent of Landlord is obtained, which consent may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord agrees not to unreasonably withhold or delay such consent provided that:

(a) The Limited Liability Successor Entity succeeds to all or substantially all of Tenant’s business and assets;

(b) The Limited Liability Successor Entity shall have a net worth, determined in accordance with generally accepted accounting principles, consistently applied, of not less than the greater of the net worth of Tenant on (1) the date of execution of this Lease, or (2) the day immediately preceding the proposed effective date of such conversion:

(c) Tenant is not in default of any of the terms, covenants or conditions of this Lease on the proposed effective date of such conversion:

(d) Tenant shall cause each partner of Tenant to execute and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, wherein each such partner agrees to remain personally liable for all of the terms, covenants and conditions of this Lease that are to be observed and performed by the Limited Liability Successor Entity; and

(e) Tenant shall reimburse Landlord within ten (10) business days following demand by Landlord for any and all reasonable costs and expenses that may be incurred by Landlord in connection with said conversion of Tenant to a Limited Liability Successor Entity, including, without limitation, any attorney’s fees and disbursements.

31. VAULT SPACE, Any vaults, vault space or other space outside the boundaries of the Real Property, notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan are not Included In the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy is to be used or occupied under a revocable license, and If any such license shall be revoked, or If the amount of such space shall be diminished or required by any Federal, State or Municipal authority or by any public utility company, such revocation. diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part. or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any governmental authority for any such vaults, vault space or other space actually used by Tenant, shall be paid by Tenant.

32. SECURITY DEPOSIT (a) Tenant shall deposit with Landlord on the signing of this Lease the Security Deposit the amount of $107,205.00, as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord herein provided. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent and additional rent, Landlord may apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit so deposited, Tenant, within five (5) business days’ after notice from Landlord, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a material default pursuant to Article 17 of this Lease. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of the entire possession of the Premises to Landlord. In the event of a sale of the Real Property or the Building or leasing of the Building, Landlord shall transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new Landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Landlord shall retain the Security Deposit in an interest bearing account at a customary rate of interest for the benefit of the tenant less any customary charges charged by managing agent.

(b) In lieu of a cash Security Deposit as contemplated under Article 32(a) above, at any time during the Term of this Lease, Tenant shall have the right to deliver to Landlord, an irrevocable letter of credit (the “Letter of Credit”) in the amount equal to the Security Deposit (as defined in Article 1 of this Lease) as security for the full and faithful performance and observation by Tenant of all covenants, agreements, warranties, conditions, terms and provisions of this Lease to be performed, fulfilled, or observed by Tenant. Landlord shall have the right, without prejudice to any other remedy, to draw upon the Letter of Credit to pay Landlord’s damages arising from, or to cure any default of tenant after the expiration of any applicable notice and cure periods. The Letter of Credit shall be, among other things: (i) irrevocable and unconditional; (ii) conditioned for payment solely upon presentation of the Letter of Credit and a sight draft: (iii) transferable one (1) or more limes by Landlord without the consent of applicant and without any fee charged to Landlord in connection therewith; (iv) evergreen: (v) payment by drawing down on the

Letter of Credit shall not be contingent on reimbursement by applicant, and (vi) full and partial drawings shall be permitted. Tenant acknowledges and agrees that it shall pay to Landlord upon Landlord’s demand, as additional rent, within thirty (30) days after the delivery of an invoice thereof, any and all reasonable costs or fees charged in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of all or a portion of the Building; or (ii) the addition, deletion, or modification of any beneficiaries under the Letter of Credit. The Letter of Credit shall be issued by a commercial bank or trust company reasonably satisfactory to Landlord, having banking offices at which the Letter of Credit may be drawn upon in the City of New York, borough of Manhattan; provided that Landlord hereby approves Silicon Valley Bank. The Letter of Credit shall expire not earlier than twelve (12) months after the date of delivery of such Letter of Credit to Landlord and shall provide that same shall be automatically renewed for successive twelve (12) month periods. If the issuing bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the current period, then, in addition to its rights granted under the Lease, Landlord shall have the right to draw on the existing Letter of Credit and hold same as a cash security deposit pursuant to the provision of Article 32(a) above. Tenant hereby agrees to cooperate at its sole cost and expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the tenns and conditions of this Article 32.

33. CAPTIONS. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

34. ADDITIONAL DEFINITIONS.

A. The term “office” or “offices”, wherever used in this Lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes or for manufacturing.

B. The words “reenter” and “reentry” as used in this Lease are not restricted to their technical legal meaning.

C. The term “rent” as used in this Lease shall mean and be deemed to include Rent, any increases in Rent, all additional rent and any other sums payable hereunder.

D. The term “business days” as used in this Lease shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as legal holidays and union holidays for those unions that materially affect the delivery of services in the Building.

35. PARTIES BOUND. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

36. BROKER. Each party hereto represents and warrants that such party has dealt directly with (and only with), the Broker (as defined In Article 1 herein) as broker In connection with this Lease, and that insofar as each party knows no other broker negotiated this Lease or is entitled to any commission in connection therewith; and each party covenants and agrees to pay, hold harmless and indemnify the other from and against any and all cost. expense (including reasonable attorney’s fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than the Broker, with respect to this Lease or the negotiations thereof, arising from such party’s acts, conduct or conversations. The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Landlord shall be responsible for and pay the commission due to Broker In connection with this Lease pursuant to a separate written agreement. This Paragraph shall survive the expiration or sooner termination of this Lease.

37. INDEMNITY. Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except if such is caused by the gross negligence or willful misconduct of Landlord, Tenant agrees to indemnify and save harmless Landlord from and against all liabilities, obligations, damages, penalties, claims, costs and expenses, Including reasonable attorney fees, incurred or arising from: (i) any act, omission or negligence of Tenant; Its contractors, licensees, agents, employees. Invitees or visitors, (ii) any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term In or about the Premises, (iii) any accident, injury or damage to any person, entity or property, occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents.

employees, invitees or visitors. (iv) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (v) Tenant, or any of Tenant’s contractors, licensees, agents, employees, invitees or visitors causing or permitting any Hazardous Substance {as hereinafter defined) to be brought upon, kept or used in or about the Premises or the Real Property or any seepage, escape or release of such Hazardous Substances. The term “Hazardous Substances• shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law. Tenant’s liability under this Lease extends to the acts and omissions of any subtenant and any contractor, licensee, agent, employee, invitee or visitor of any subtenant. As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term “Landlord” shall mean the Landlord herein named and its managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, successors and assigns. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. This Paragraph shall survive the expiration or sooner termination of this Lease.

38. ADJACENT EXCAVATION SHORING. If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Rent.

39. MISCELLANEOUS.

A. No Offer. This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant and all of Tenant’s obligations relative to the effectiveness hereof have been satisfied, including, but not limited to, the delivery of a valid insurance certificate complying with the requirements hereof and the receipt by the Landlord of good usable funds for the payment of the first monthly installment of rent and the Security Deposit. The delivery of this Lease by the Tenant to the Landlord shall constitute an irrevocable offer to the Landlord for a period of twenty (20) days during which period Landlord may accept or reject this Lease, at its option.

A. Certificates. From time to time, within ten (10) days next following request by Landlord or the mortgagee of a Mortgage, Tenant shall deliver to Landlord or such mortgagee, as the case may be, a written statement executed and acknowledged by Tenant, in form satisfactory to Landlord or such mortgagee, (i) stating that this Lease Is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Rent, additional rent and other charges hereunder have been paid, together with the amount of fixed base monthly Rent then payable, (iii) stating whether or not, to the best knowledge of Tenant, Landlord Is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, Qv) stating the amount of the security deposit under this Lease, (v) staling whether there are any subleases affecting the Premises, (vi) stating the address of Tenant to which all notices and communications under the Lease shall be sent, (vii) staling the Commencement Date, the Rent Commencement Date and the Expiration Date, and (viii) as to any other matters reasonably requested by Landlord or such mortgagee. Tenant acknowledges that any statement delivered pursuant to this subsection B may be relied upon by Landlord, any purchaser or owner of the Real Property or the Building, or Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any mortgagee of a Mortgage, or by any assignee of any mortgagee of a Mortgage, or by any lessor under any Superior Lease.

C. Directory Listings. Landlord agrees to provide Tenant, at Landlord’s sole cost and expense, with up to two (2) listings of Tenant’s name and/or the names of Permitted Licensees on the directory in the lobby of the Building. Upon written request by Tenant, Landlord agrees to provide Tenant with additional listings on such directory, at Tenant’s sole cost and expense, provided Tenant shall be limited to a number of listings determined by multiplying Tenant’s Proportionate Share by the total number of spaces for listings on such directory.

D. Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing entity qualified to do business in the State of New York and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

E. Signage. Tenant shall not exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering on any portion of the Building or the outside of the Premises without the prior written consent of Landlord in each instance. A plan of all signage or other lettering proposed to be exhibited,

Inscribed, painted or affixed on the entry door(s) to the Premises or in the common lobby of the eleventh (11th) floor shall be prepared by Tenant in conformity with building standard signage requirements (if any) and submitted to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Upon the granting of Landlord’s consent, Tenant may install such signage at Tenant’s sole cost and expense. Upon Installation of any such signage or other lettering, such signage or lettering shall not be removed, changed or otherwise modified in any way without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any signage, advertisement, notice or other lettering which shall be exhibited, Inscribed, painted or affixed by or on behalf of Tenant in violation of the provisions of this section may be removed by Landlord and the cost of any such removal shall be paid by Tenant as additional rent. Tenant shall not exhibit, inscribe, paint or affix on any part of the Premises or the Building visible to the general public any signage or lettering including the words “temporary’’ or “personnel”.

F. Consents and Approvals. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord or the written approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

G. Governing Law. This Lease shall be deemed to have been made in New York County, New York, and shall be construed in accordance with the laws of New York. All actions or proceedings relating, directly or indirectly, to this Lease shall be litigated only in courts located within the County of New York. Landlord and Tenant, any guarantor of the performance of Tenant’s obligations hereunder and their respective successors and assigns, hereby subject themselves to the jurisdiction of any state or federal court located with such county, and shall be subject to service provided that the terms, provisions and conditions of Article 27 are adhered to.

H. No Rights of Third Parties. Any and all rights and benefits granted to Tenant under the terms and conditions of this Lease are for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall any such right be conferred upon or for the benefit of any third party and no third party shall have any right to make any claim as a beneficiary of any right or benefit granted to Tenant under this Lease.

40. HAZARDOUS SUBSTANCES. Tenant shall not permit the presence, handling, use. storage or transportation of Hazardous Substances in or about the Premises or the Building (except for normal office supplies cleaning products kept In normal quantities and stored and used in compliance with Environmental Law) and Tenant shall, at its sole cost and expense, perform any and all Remedial Work arising from, growing out of or related to any breach of the foregoing covenant by Tenant. The term “Remedial Work” shall mean all investigation, monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work or response action undertaken in connection with (a) any “Environmental Laws· (as hereinafter defined), (b) any order of any governmental authority having jurisdiction over the Premises and/or the Building, ·or (c) any final judgment, consent decree, settlement or compromise with respect to any “Hazardous Substances Claims” (as hereinafter defined) The term “Hazardous Substances Claims” shall mean any and all enforcement, clean-up, removal, remedial or other governmental or regulatory actions. agreements or orders threatened in writing, instituted or completed pursuant to any Environmental Laws and any and all other actions, proceedings, claims, written demands or causes of action, whether meritorious or not including, without limitation. third party claims for contribution, indemnity, personal injury or real or personal property damage), that, in each case, relate to, arise from or are based, in whole or in part, on the occurrence or alleged occurrence of any violation or alleged violation of or responsibility under any applicable Environmental Law by Tenant and relating to the Premises and/or the Building or to the ownership, use, occupation or operation thereof. The term “Environmental Laws” shall mean any and all present and future federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), court or administrative orders or decrees, requirements of permits issued with respect thereto, and other requirements of governmental authorities having jurisdiction over the Premises and/or the Building relating to protection of the environment, to public health and safety or any Hazardous Substances (Including, without limitation, the Comprehensive Environmental Response. Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601, et seq., as heretofore or hereafter amended from time to time).

41. PUBLIC REPORTING. Landlord and Tenant acknowledge and agree that based on the fact that Tenant is a public company, Tenant shall be permitted to disclose the existence and the terms set forth in this Lease if required to satisfy Tenant’s public reporting requirements.

42. CONDOMINIUM. (i) This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any past, present and future condominium declaration and any other documents, instruments, or agreements.” including, without limitation any by-laws, offering plan(s), or house rules, as same may be amended from time to time (collectively, the “Declaration”) which have been and/or shall be recorded or executed in connection therewith including those which were executed or prepared in order to convert the Land and the improvements (or any part thereof) erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto. If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominium conversion, including, without limitation, appropriate adjustments to Tenant’s Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease. Tenant shall comply with and shall not breach or permit to be breached any of the terms, covenants, conditions, or provisions of the Declaration.

(ii) Landlord represents and warrants to Tenant that (i) to Landlord’s knowledge without additional inquiry, Landlord is not in default of its obligations as Unit Owner under the Declaration as of the Effective Date, (ii) Landlord has taken all actions and received all consents under the Declaration sufficient to permit Landlord to execute and deliver this Lease and perform Landlord’s obligations hereunder, and (iii) Landlord’s entry into this Lease Is not in violation of the Declaration. So long as this Lease is in full force and effect and no Event of Default exists hereunder, Landlord will not consent to any amendments or modifications to the Declaration that would materially adversely affect Tenant’s use and occupancy of the Premises. Landlord hereby agrees that, to the extent required by the Declaration, Landlord shall promptly and diligently obtain any approvals or consents required under the Declaration and necessary for Tenant’s construction of any Alterations in the Premises, from time to time, including the Tenant’s Initial Alteration Work.

43. LANDMARK DESIGNATION, THE TENANT IS HEREBY NOTIFIED THAT THE PREMISES ARE SUBJECT TO THE JURISDICTION OF THE LANDMARKS PRESERVATION COMMISSION. IN ACCORDANCE WITH SECTIONS 25-305, 25-306, 25-309 AND 25-310 OF THE ADMINISTRATIVE CODE OF THE CITY OF NEW YORK AND THE RULES SET FORTH IN TITLE 63 OF THE RULES OF THE CITY OF NEW YORK, ANY DEMOLITION, CONSTRUCTION, RECONSTRUCTlON, ALTERATION OR MINOR WORK AS DESCRIBED IN SUCH SECTIONS AND SUCH RULES, MAY NOT BE COMMENCED WITHIN OR AT THE PREMISES WITHOUT THE PRIOR WRITTEN APPROVAL OF THE LANDMARKS PRESERVATION COMMISSION. TENANT IS NOTIFIED THAT SUCH DEMOLITION, CONSTRUCTION, RECO.NSTRUCTION, ALTERATIONS OR MINOR WORK INCLUDES, BUT IS NOT LIMITED TO, (A) WORK TO THE EXTERIOR OF THE PREMISES INVOLVING WINDOWS, SIGNS, AWNINGS, FLAGPOLES, BANNERS AND STOREFRONT ALTERATIONS AND (B) INTERIOR WORK TO THE PREMISES THAT (I) REQUIRES A PERMIT FROM THE DEPARTMENT OF BUILDINGS OR (II) CHANGES, DESTROYS OR AFFECTS AN INTERIOR ARCHITECTURAL FEATURE OF AN INTERIOR LANDMARK OR AN EXTERIOR ARCHITECTURAL FEATURE OF AN IMPROVEMENT THAT IS A LANDMARK OR LOCATED ON A LANDMARK SITE OR IN A HISTORIC DISTRICT.

44. LANDLORD’S CONTRIBUTION. (a) Tenant shall have prepared by a registered architect and/or a licensed professional engineer, at Tenant’s sole and exclusive cost and expense, and submit to Landlord for Landlord’s prior written approval in accordance with the applicable provisions of the Lease, final and complete dimensioned architectural, mechanical, electrical and structural drawings and specifications, self-certified, in a form ready for use as construction drawings for the installation of alterations, installations, decorations and improvements in the Premises to prepare the same for Tenant’s initial occupancy thereof (“Tenant’s Initial Alteration Work”). All such construction plans and specifications and all such work shall be effected in accordance with all applicable provisions of the Lease at Tenant’s sole and exclusive cost and expense. Landlord has received the basic work plan annexed hereto as Schedule Q, which Landlord approves in principal, however Landlord approval shall at all times remain subject to Landlord receipt and review of final and complete dimensioned architectural, mechanical, electrical and structural drawings and specifications, self-certified, in a form ready for use as construction drawings for the installation of alterations, installations, decorations and improvements in the Premises to prepare the same for Tenant’s initial occupancy thereof. Landlord hereby approves J. Calnan & Associates as Tenant’s contractor in connection with Tenant’s Initial Alteration Work.

(b) Provided that at the time that any requisition for reimbursement is requested by Tenant and at the time that any requisition of the Work Allowance is payable from Landlord to Tenant: (i) Tenant is not in default under any of the terms or conditions of this Lease, beyond any notice and cure periods, including, without limitation being current on all rent and additional rent and (ii) the Lease is in full force and effect, Landlord shall reimburse Tenant for the cost of Tenant’s Work In an amount equal to the lesser of: (y) Four Hundred Twenty-Eight Thousand Eight Hundred and Twenty dollars and 001100 ($428,820.00); and (z) the actual cost of Tenant’s Work (such lesser amount being deemed, the “Work Allowance”).

(c) “Tenant’s Work” means the installation of fixtures, improvements and appurtenances (related to hard costs only and expressly excluding soft costs) attached to or built into the Premises, and shall not include interest, late charges, trade fixtures, furniture, furnishings, equipment, professional fees, workstations, work surfaces (whether or not affixed to walls and/or convector covers), related cabinetry, moveable business equipment or any personal property whatsoever, or to the cost of labor, materials or services used to furnish or provide the same.

(d) “Reimbursement Request” shall mean a request by Tenant for payment from Landlord for Tenant’s Work and shall consist of such documents and information from Tenant as Landlord may require to substantiate the completion of, and payment for, such Tenant’s Work to which the Reimbursement Request relates (the ‘Work Cost”). Each such Reimbursement Request, and all required documentation and information submitted in connection therewith, shall be delivered to the Property Manager by certified Mail, return receipt requested, or delivered by reputable nationally recognized overnight courier (e.g., UPS of FedEx) with a copy to Landlord, attn.: General Counsel.

(e) With respect to each Reimbursement Request, and simultaneously with each Reimbursement Request, Tenant shall deliver to Landlord: (1) a certificate signed by Tenant’s architect or general contractor certifying that the requisite portion of Tenant’s Work has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (2) an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen (3) paid invoices, bills, and receipts evidencing the cost of the requisite portion of the Work Allowance, and (4) a partial release from the general contractor with respect to the amount of the Work Allowance being requested. Upon the release of the final payment of the Work Allowance Tenant shall provide (1) a general release from the general contractor, the subcontractors and the materialsmen with respect to Tenant’s Work and (5) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover; and

(f) From time-to-time, but not more than once a month, Tenant may give Landlord a Reimbursement Request for so much of Work Cost as arose since the end of the period to which the most recent prior Reimbursement Request related, or, with respect to the first Reimbursement Request, for the initial Work Cost.

(g) Upon the condition that Tenant is not in default under this Lease after notice and expiration of any applicable cure period and provided that all documents and information required by Landlord have been provided, within thirty (30) days after Landlord receives a Reimbursement Request, Landlord shall pay Tenant one hundred percent (100%) of the Work Cost reflected in such Reimbursement Request, however, Landlord shall withhold the final ten percent (10%) of Work Allowance (the “Retainage”); and provided that Tenant is not in default under this Lease, within thirty (30) days after Tenant furnishes Landlord with (x) a final, stamped set of “as-built” CADD plans for the Premises which demonstrates that Tenant’s Initial Alteration Work has been completed in accordance with plans and specifications first approved by Landlord and (y) its final Reimbursement Request which demonstrates that Tenant’s Initial Alteration Work has been completed and paid for in full by Tenant and (z) all documents and information required by Landlord, Landlord shall pay Tenant all the Retainage.

(h) With respect to each application, Tenant shall not then be in default under this Lease, beyond any applicable notice or cure period.

(i) The right to receive reimbursement for the cost of Tenant’s Work as set forth in this Article 44, shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

U) It is expressly understood and agreed that if the amount of the Work Allowance is less than the cost of the Tenant’s Work, Tenant shall remain solely responsible for the payment and completion of, and in all events shall complete, at its sole cost and expense, Tenant’s Initial Alteration Work in materially the manner as such Tenant Initial Alteration Work was approved by Landlord. Any portion of the Work Allowance not disbursed shall be retained by Landlord.

(k) In the event that Landlord shall fail to timely pay any portion of the Work Allowance or the cost of the Bathroom Work or the cost of the Fire Sprinkler Scope of Work, Tenant shall deliver to Landlord a written notice referencing the applicable article of this pursuant to which such amount is due Tenant and this Article 44(k) and stating in bold, 14-point font the following:

“YOU AS LANDLORD HAVE FAILED TO TIMELY REIMBURSE TENANT PURSUANT TO ARTICLE      OF THE LEASE FOR A PORTION OF THE 11TH FLOOR AT 17 BATTERY SOUTH, NEW YORK, NEW YORK, PLEASE ALLOW THIS NOTICE TO SERVE AS YOUR SECOND NOTICE FOR PAYMENT.”

After delivery of such second notice from Tenant to Landlord, upon Landlord’s receipt of such second notice, if Landlord fails to pay such amount within such ten (10) business day period, Tenant may, at its option, deduct such amounts from the next installment{s) of Rent thereafter becoming due under the Lease, until such sums due to Tenant shall have been fully paid by Landlord or fully credited and accounted for.

45. DOWNTOWN REVITALIZATION PLAN.

(a) Landlord believes that the Building qualifies for a real property tax abatement and other tax and/or expense reductions (collectively hereinafter referred to as an “Abatement”) applicable to pre-1975 buildings in lower Manhattan pursuant to the Lower Manhattan Plan (1995 NY A.B. 8028), effective October 29, 1995 (the ‘‘Commercial Revitalization Program”). Landlord acknowledges that Tenant may request that Landlord join Tenant in executing a Commercial Revitalization Program Application (hereinafter referred to as an “Application”). Landlord agrees to join Tenant in executing an Application subject to Tenant’s agreement to, and compliance with the terms of this Paragraph.

(b) Tenant agrees that if Tenant requests Landlord to join Tenant in executing an Application, Tenant shall pay (i) all costs and expenses arising in connection with the Application, including, without limitation, any application fee and/or filing fee; and (ii) all fees and disbursements for professional services utilized by Landlord in connection therewith including, without limitation, legal, accountant’s and clerical fees. Tenant agrees that compliance with all requirements ancillary to the Application and the Abatement shall be the sole responsibility of Tenant and that Landlord shall bear no responsibility therefor. Landlord’s only obligation in connection with an Application shall be to reasonably cooperate with Tenant in executing the same, it being understood that Landlord shall bear no responsibility for the accuracy or completeness of any Application. Landlord shall not be required to join Tenant in executing an Application or any ancillary documentation if doing so would result in any cost, loss, damage or liability to Landlord or if such Application and/or ancillary documents are not accurate and complete in every respect. Landlord makes no representation that the Building, the Premises or this lease are eligible for an Abatement nor that an Abatement will be obtained in connection this Amendment (or, if obtained, that an Abatement will continue in effect).

(c) Tenant acknowledges that Tenant’s obligation to pay Rent, additional rent and/or any other charges (collectively hereinafter referred to as “Rent”) due hereunder shall continue unaffected if an Application made in connection with this lease is rejected (or if an Abatement, once obtained, does not continue to be in effect). The Rent set forth herein does not reflect any Abatement. If an Abatement is granted in connection with this lease, Landlord shall adjust the Rent payable hereunder to accurately reflect such Abatement as of the date that such Abatement takes effect but only for as long as it remains in effect. Tenant hereby agrees that Tenant shall be entitled to the benefits of an Abatement only to the extent that Landlord’s real property tax payments are actually reduced pursuant to such Abatement, Tenant shall not be entitled to any reduction in Rent by reason of any abatement or reduction in real property taxes for any reason other than Abatement, and any Abatement granted will be revoked if, during the period of such Abatement, real property taxes, water or sewer charges or other lienable charges are unpaid for more than one (1) year, unless such delinquent amounts are paid as provided in the relevant law.

(d) Tenant hereby acknowledges that, in order to qualify for an Abatement, Landlord and/or Tenant must timely spend at least five ($5.00) dollars per square foot for a new lease with a minimum term of five (5) years (the “Expenditure Minimum”) in preparing the Premises and/or that common areas of the Building for Tenant’s occupancy but that Landlord shall have no obligation to: (i) make any expenditure in connection with Landlord’s work, or otherwise, which Landlord is not otherwise obligated to make under this provisions of this lease; or (ii) consent to any improvements to be made by Tenant in or to the Premises to which Landlord is not otherwise required hereunder to consent.

(e) The calculation of the square footage of the Premises for purposes of: (i) completing an Application; (ii) determining the Expenditure Minimum; and/or (iii) calculating the amount of any Abatement available with respect to this lease shall be made utilizing the ratio of Tenant’s Proportionate Share to the New York City Department of Finance listing of the square footage of the Building, Tenant hereby agrees that the foregoing method of calculating the square footage of the demised premises may differ from and shall not otherwise be utilized by Tenant in calculating Rent, determining the size of the Premises, measuring the relationship of the size of the Premises to the Building or other space therein or otherwise assessing any of Tenant’s rights or obligations hereunder or otherwise.

46. TEMPORARY SPACE As of the Effective Date through the day prior to the seven (7) month anniversary of the Commencement Date {the ‘Temp Space Term”), Landlord hereby grants to Tenant and Tenant hereby takes from Landlord the right to use and occupy Suite 625 (the “Temp Space”) located in the Building, which occupancy shall be subject to and conditioned upon all of the terms and conditions of this Lease, except for Tenant’s base Rent obligation. Throughout the Temp Space Term, Tenant shall pay to Landlord the amount of Five Hundred and Eighty-Four dollars ($584.00) per month on account of electric expenses used by Tenant in the Premises (the “Electric Payment’). The Electric Payment shall be payable to Landlord commencing on the Effective Date through the date Tenant vacates and surrenders the Temp Space to Landlord, on or prior to the first (1st) day of each month. On or prior to the expiration of the Temp Space Term, Tenant shall vacate and surrender the Temp Space to Landlord in the condition as required pursuant to Article 21 above and otherwise in the state and condition as such was delivered to Tenant, reasonable wear and tear excepted. In the event that Tenant fails to vacate and surrender the Temp Space to Landlord on or prior to the expiration of the Temp Space Term, Landlord shall have all rights and remedies against Tenant the same as if Tenant failed to deliver the Premises to Landlord upon the Expiration Date hereof. and In addition Tenant shall pay to Landlord, as liquidated damages, the amount of Three Hundred ($300.00} dollars per day for each day that Tenant remains in possession of the Temp Space from the expiration of the Temp Space Term through the dale Tenant vacates and surrenders possession of the Temp Space to Landlord as required herein.

47. RIGHT OF FIRST OFFER.

A. As used herein:

(i) “Available” means, as to the Offer Space (as hereinafter defined), the first instance after the Commencement Date hereof, that any such Offer Space is vacant and free of any present or future possessory right now existing in favor of any third party. Notwithstanding the foregoing, such space shall not be deemed Available and Landlord shall not be obligated to notify Tenant of the Availability of such space if Landlord is negotiating an extension of a lease or a new direct lease with an existing tenant or occupant of such space, and Landlord shall be free to enter into any such extension of lease or new direct lease.

(ii) “Offer Space” means any portion of the eleventh (11th) floor of the Building.

(iii) Provided that: (i) this Lease shall be in full force and effect, (ii) there shall not then be an existing default under this Lease, beyond any applicable notice and cure periods (iii) Tenant and its affiliates shall be in physical occupancy of the entire rentable area of the Premises, and (iv) as of the Anticipated Inclusion Date (as defined below), there shall be at least two (2) full years remaining in the Term, if any Offer Space becomes, or Landlord reasonably anticipates that any Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (a) a description and the rentable square footage of the Offer Space, (b) the “Offer Space Rent” for the Offer Space which shall be equal to the then escalated rent per square foot which Tenant is then paying for the Premises under this Lease. which shall be subject to the terms of Article 1(D)(ii); (c) the date or estimated date that such Offer Space has or shall become Available (the “Anticipated Inclusion Date’), and (d) any other relevant economic terms selected by Landlord which Landlord in good faith believes is customary in the marketplace.

(iv) Provided that on the date that Tenant exercises the Offer Space Option (as hereinafter defined) and on the Offer Space Inclusion Date (as hereinafter defined) the conditions described in Article 47(A) continue to be satisfied, Tenant shall have one (1) option (the “Offer Space Option”), exercisable by written notice (an “Acceptance Notice”) delivered to Landlord on or before the date that is ten (10) Business Days after the giving of the Offer Notice (time being of the essence) to include the entire Offer Space in the Premises for a term ending on the Expiration Date.

B. If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant and broom-dean possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises. upon all of the terms and conditions set forth in this Lease, except (i) the Offer Space Rent for the Offer Space shall be as set forth above, (ii) Tenant’s Proportionate Share shall be increased to reflect the inclusion of the Offer Space as part of the Premises (iii) unless otherwise specified by Landlord in the Offer Notice, Landlord shall not be required to perform any Landlord’s Work or any other work, pay a Landlord’s contribution or a work allowance or any other amount, or render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space vacant, free of any possessory interest thereon, broom dean and otherwise in its “AS IS” condition as of the date of the Offer Notice, and (iv) as may be otherwise set forth in the Offer Notice.

C. If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Inclusion Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. If an existing tenant of the Offer Space holds over. Landlord shall use commercially reasonable efforts, which may include the commencement of an eviction action against such holdover tenant, if such action is determined by Landlord to be commercially reasonable in the circumstances, to obtain possession of the Offer Space. This Article 47(C) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

D. If, after receiving an Offer Notice as set forth above, Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of all or any part of the Offer Space with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option shall be null and void and of no further force and effect with respect to all or any part of the Offer Space and Landlord shall have no further obligation to offer all or any part of the Offer Space to Tenant, and (ii) Tenant shall, as soon as reasonably practicable after demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant’s waiver of, and extinguishing, the Offer Space Option contained in this Article 47. Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Article 47.

48. Intentionally Omitted.

49. EXPANSION OPTION. Provided that (i) this Lease shall be in full force and effect, and (ii) there shall not then be an existing default under this Lease, beyond any applicable notice and cure periods, Tenant shall have the right to expand the Premises to Include Suite 232 located on a portion of the second (2nd) floor or the Building (the “Suite 232’’) once Suite 232 becomes, or Landlord reasonably anticipates that Suite 232 will become Available. For the purposes of this Article 49, “Available” means, as to Suite 232, the first instance after the Commencement Date hereof, that Suite 232 is vacant and free of any present or future possessory right now existing by the current tenant thereof or any subtenant (not including Tenant) or any other occupant. Landlord shalt give to Tenant notice (an “Offer Notice”) thereof, specifying a description of Suite 232, more particular identified on Exhibit 3 annexed hereto and the rentable square footage of Suite 232. If Tenant shall give Landlord written notice on or prior to January 1, 2016 electing to so expand the Premises (the “Expansion Notice”) to include Suite 232 as part of the Premises, then Landlord shall deliver possession of Suite 232 to Tenant upon the date that Suite 232 becomes Available (the “Suite 232 Commencement Date”). If Tenant shall fail to timely deliver the Expansion notice to Landlord, Tenant shall be deemed to have waived the expansion right set forth in this Article 49, and Landlord shall be free to lease all or any portion of Suite 232 to with third parties on such terms and conditions as Landlord shall determine, the expansion option set forth in this Article 49 shall be null and void and of no further force and effect with respect to all or any part of Suite 232 and Landlord shall have no further obligation to offer all or any part of Suite 232 to Tenant, and Tenant shall, as soon as reasonably practicable after demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant’s waiver of, and extinguishing, the expansion option contained in this Article 49. If Tenant timely deliver the Expansion Notice to Landlord in accordance with the conditions hereof, then, on the Suite 232 Commencement Date, Suite 232 shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, for the remainder of the Term, except: (A) Tenant’s Proportionate Share shall be increased to reflect the inclusion of Suite 232 as part of the Premises; (B) Tenant shall not be entitled to any rent abatement or free rent; and (C) the base Rent for Suite 232 shall be equal to the then escalated rent per square foot which Tenant is then paying for the Premises under the Lease (prior to the inclusion of Suite 232); and (D) Landlord shall have no obligation to pay Tenant any work allowance, deliver any materials or perform any alteration or work with respect to Suite 232 whatsoever, and Tenant shall accept Suite 232 otherwise in its current then “AS-IS” condition as of the Suite 232 Commencement Date.

50. LEASE DRAFTING. It is acknowledged and agreed that in the preparation of this lease, indistinguishable contributions were made by the attorneys and other representatives of both Landlord and Tenant and that Landlord and Tenant each waives any and all rights, either In law or in equity, to have this lease or any part thereof interpreted in favor of one party over the other on the basis of lease draftsmanship and preparation.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

**SIGNATURE PAGE TO FOLLOW**

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

BATTERY COMMERCIAL ASSOCIATES LLC, Landlord

By:	/s/ Joseph Moinian

Name:	Joseph Moinian
Title:	Managing Member

CONSTANT CONTACT, INC., Tenant

By:	/s/ Harpreet Grewal

Name:	Harpreet Grewal
Title:	CFO

Tenant’s EIN Number:

EXHIBIT 1

Floor Plan of Premises

EXHIBIT 1

EXHIBIT 2

FORM OF COMMENCEMENT LETTER

BATTERY COMMERCIAL ASSOCIATES LLC

c/o The Moinian Group

3 Columbus Circle, Suite 2300

New York, New York 10019

New York, New York

Re:	Agreement of Lease dated as of the by and between BATIERY COMMERCIAL ASSOCIATES LLC (“Landlord”) and(“Tenant”).

PREMISES:

Dear Tenant:

Tenant acknowledges and agrees that the following terms are hereby agreed upon by and between the Landlord and Tenant and shall be deemed to have the following definitions in the Lease:

1) The Commencement Date is deemed to be

2) The Rent Commencement Date is deemed to be

3) The Lease Expiration Date is deemed to be

By affixing your signature below the parties acknowledge and agree to the terms of this letter and to give the terms defined above such meaning in the Lease.

Please affix your signature in the space provided below, and return an executed original to Landlord’s attention.

BATTERY COMMERCIAL ASSOCIATES LLC,
Landlord

By:

READ, AGREED AND ACCEPTED:

, Tenant

By:
Name:
Title:

EXHIBIT 3

Floor Plan- Suite 232

EXHIBIT 3

SUITE 232

SERVER
7'-0"x4'-0"
000
CONF.
19'-0"x12'-0"
ANTRY
7'-0"x
11'-0"
000
STOR./
SUPPLY
5'-8"x8'-0"
COATS
GLASS
RECEPTION
16'-6"x16'-10"
OPEN AREIOPEN AREA
COPY
EQUIP
GLASS
GLASS
GLASS
EXEC. OFFICE
6"x11'-6"
OFFICE
10'-2"x11'-6"
OFFICE
9'-4"x11'-6"

SCHEDULE A

RULES AND REGULATIONS

I.	The rights of each tenant In the Building to the entrances, corridors and elevators of the Building are limited to ingress to and egress from such tenant’s premises and no tenant shall use, or permit the use of the entrances, corridors, or elevators for any other purpose. No tenant shall invite to its premises, or permit the visit of persons in such numbers or under such conditions as ·to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by other tenants. No tenant shall encumber or obstruct, or permit the encumbrances or obstruction of any of the sidewalks, plazas, entrances, corridors, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building, the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.

II.	Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass Issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Tenants’ employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and the tenant with respect thereto. Each tenant shall be responsible for all persons for Whom It requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safely, character, reputation or interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from a tenant’s premises or the Building under the provisions of this rule.

III.	No tenant shall obtain or accept for use in its premises ice, drinking water, towels, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such regulation as may be fixed by Landlord.

IV.	No window or other air-conditioning units shall be installed by any tenant, and only such window coverings as are supplied or permitted by Landlord shall be used in a tenant’s premises.

V.	There shall not be used in any space, nor in the public halls of the Building, either by any tenant, jobber or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

VI.	All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. All windows in each tenant’s premises shall be kept closed at all times and all blinds therein above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the air-conditioning system to cool or ventilate the tenant’s premises.

VII.	No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Landlord, might disturb other tenants In the Building, shall be made or permitted by any tenant. No dangerous, inflammable, combustible or explosive object, material or fluid shall be brought into the Building by any tenant or with the permission of any tenant.

VIII.	Each tenant shall be required to use Landlord’s designated locksmith and may only install such locks and other security devices as Landlord approves. Each tenant shall furnish Landlord with keys to its respective premises so that Landlord may have access thereto for the purposes set forth in the Lease. No additional locks or bolls of any kind shall be placed upon any of the- doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for a tenant’s premises and toilet rooms shall be procured only from Landlord, which may make a reasonable charge therefore. Upon the termination of a tenant’s lease, all keys of the tenant’s premises and toilet rooms shall be delivered to Landlord.

IX.	Each tenant, shall, at its expense, provide artificial light in the premises for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

X.	No tenant shall install or permit to be installed any vending machines, except for use by Tenant’s employees and visitors.

XI.	No animals or birds may be brought into or kept in or about the Building: Tenant acknowledges that any violation of this Rule and Regulation will impair the first class character and reputation of the Building. In addition, no bicycles, mopeds or vehicles of any kind shall be brought into or kept in or about the Building or permitted therein.

XII.	No furniture, office equipment, packages or merchandise will be received In the Building or carried up or down in the elevator, except between such hours as shall be designated by Landlord. Landlord shall prescribe the charge for freight elevator use and the method and manner in which any merchandise, heavy furniture, equipment or safes shall be brought in or taken out of the Building, and also the hours al which such moving shall be done. No furniture, office equipment, merchandise, large packages or parcels shall be moved or transported in the passenger elevators at any time.

XIII.	All electrical fixtures hung in offices or spaces along the perimeter of any tenant’s Premises must be fluorescent, or LED or similarly energy efficient quality, type, design and bulb color approved by Landlord unless the prior consent of Landlord has been obtained for other lamping.

XIV.	The exterior windows and doors that reflect or admit light and air into any premises or the halls, passageways or other public places in the Building, shall not be covered or obstructed by any tenant, nor shall any articles be placed on the windowsills.

XV.	Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent same.

XVI.	No tenant shall do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except as expressly approved in writing by Landlord, Landlord hereby approves the use of microwaves In the Premises. In addition, no tenant shall cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the premises. The foregoing shall not preclude tenant from having food or beverages delivered to or served at the premises, provided that no cooking or food preparation shall be carried out at the premises (except as expressly set forth herein).

XVII.	No tenant shall generate, store, handle, discharge or otherwise deal with any Hazardous Substances on or about the Real Property, except to the extent expressly permitted in the Lease.

SCHEDULE B

REQUIREMENTS FOR

“CERTIFICATES OF FINAL APPROVAL”

1.	All required Building Department Forms must be properly filled out and completed by the approved architect/engineer of record or Building Department expediter, as required.

2.	All forms are to be submitted to Landlord for Landlord’s review and signature prior to submission of final plans and forms to the New York City Building Department, as required.

3.	All pertinent forms and filed plans are to be stamped and sealed by a licensed architect and/or professional engineer, as required. All controlled inspections are to be performed by the architect/engineer of record unless approved otherwise by Landlord.

4.	A copy of all approved forms, permits and approved Building Department plans (stamped and signed by the New York City Building Department) are to be submitted to the building office prior to start of work.

5.	Copies of all completed inspection reports and NYC Building Department sign-offs are to be submitted to the building office immediately following completion of construction, as required.

6.	All claims, violations or discrepancies with improperly filed plans, applications, or improperly completed work shall become the sole responsibility of the applicant to resolve, as required.

7.	All changes to previously approved plans and applications must be filed under an amended application, as required. Landlord reserves the right to withhold approvals to proceed with changes until associated plans are properly filed with the New York City Building Department, as required.

8.	The architect/engineer of record accepts full responsibility for any and all discrepancies or violations which arise out of non-compliance with all local laws and building codes having jurisdiction over the work.

9.	Landlord reserves the right to reject any and all work requests and new work applications that are not properly filed or accompanied by approved plans and building permits.

10.	All ACP’s and asbestos inspections must be conducted by a licensed and fully qualified asbestos inspection agency approved by Landlord.

These forms must be furnished by the Architect / Engineer of record or Building Department expediter (filing agency) and approved by the Landlord prior to submitting all plans and forms to the New York City Building Department for final approval.

These forms must be furnished by Tenant.

	Form	Description

*	PW-1	Building Notice Application (Plan work approval application)

*	PW-1B	Plumbing/Mechanical Equipment Application and Inspection Report

*	PW-1	Statement Form B

*	TR-1	Amendment Controlled Inspection Report

	PW-2	Building Permit Form (All Disciplines)

	Form 708	Building Permit “Card”

*	TR-1	Certification of Completed Inspection and Certified Completion Letter by Architect/Engineer of record or Building Department expediter.

	PW-3	Cost Affidavit Form
	PW-4	Equipment Use Application Form

*	PW-6	Revised Certificate of Occupancy for change in use (if applicable)

	Form ACP7	New York City Department of
	Or	Environmental Protection Asbestos
	Form ACP5	Inspection Report as prepared by a licensed and approved asbestos inspection agency

Building Department Equipment Use Permits for all new HVAC equipment installed under this application

Revised Certificate of Occupancy for change in use (if applicable)

*	These items must be perforated (with the date and New York City Building Department Stamp) to signify New York City Building Department Approval. All forms must bear proper approvals and sign-offs prior to authorization given by Landlord to proceed with the work.

SCHEDULE C

TENANT ALTERATION WORK AND NEW CONSTRUCTION

                  CONDITIONS AND REQUIREMENTS

1.	No Alterations are permitted to commence until original Certificates of Insurance required from Tenant’s general contractor (the “General Contractor”) and all subcontractors complying with the attached requirements are on file with the Building office.

2.	All New York City Building Department applications with assigned BN# and permits must be on file with the Building office prior to starting work. A copy of the building permit must also be posted on the job site by the General Contractor. The General Contractor shall make all arrangements with Landlord’s expediter for final inspections and sign-offs prior to substantial completion.

3.	The General Contractor shall comply with all Federal, State and local laws, building codes, OSHA requirements, and all laws having jurisdiction over the performance and handling of the Alterations.

4.	The existing “Class E” fire alarm system (inducting all wiring and controls), if any, must be maintained at all times. Any additions or alterations \o the existing system shall be coordinated with the Building office as required. All final tie-in work is to be performed by Landlord’s fire alarm vendor and coordinated by the General Contractor. All costs for the tie-ins are reimbursable to Landlord by Tenant

5.	All wood used, whether temporary or not, such as blocking, form work, doors, frames, etc. shall be fire rated in accordance with the New York City Building and Fire Code requirements governing this work.

6.	Building standby personnel (i.e. Building operating engineer and/or elevator operator), required for all construction will be at Landlord’s discretion. Freight elevators used for overtime deliveries must be scheduled in writing with Landlord at least 24 hours in advance, as required. All costs associated are reimbursable to Landlord by Tenant.

7.	The General Contractor shall comply with the Rules and Regulations of the Building elevators and the manner of handling materials, equipment and debris to avoid conflict and interference with Building operations. All bulk deliveries or removals will be made prior to 8:00 a.m. and after 5:00 p.m. or on weekends, as required.

8.	No exterior hoisting will be permitted. All products or materials specified are to be assembled onsite, and delivered to the site in such a manner so as to allow unobstructed passage through the Building’s freight elevator, lobbies, corridors, etc. The General Contractor will be responsible for protection of all finished spaces, as required.

9.	All construction personnel must use the freight elevator at all limes. Any and all tradesman found riding the passenger elevators without prior approval from Landlord will be escorted out of the Building and not be allowed re-entry without written approval from the Building office.

10.	During the performance of Alterations, Tenant’s construction supervisor or job superintendent must be present on the job site at all times.

11.	During the performance of Alterations, all demolition work shall be performed after 6:00 p.m. during the week or on weekends. This would include carting or rubbish removal as well as performing any operations that would disturb other Building tenants or other occupants (drilling, chopping, grinding, recircuiting, etc.).

12.	No conduits or cutouts are permitted to be installed in the floor slab without prior written approval from Landlord. Landlord reserves the right to restrict locations of such items to areas that will not interfere with the Building’s framing system or components. No conduits or cutouts are permitted outside of Tenant’s Premises.

13.	Plumbing connections to Building supply, waste and vent lines are to be performed after normal working hours, and coordinated with the Building manager, and are to include the following minimum requirements:

A	Separate shutoff valves for all new hot and/or cold water supply lines (including associated access doors).

B.	Patch and repair of existing construction on floor below, immediately following completion of plumbing work (to be performed after normal working hours, as required).

14.	The General Contractor must coordinate all work to occur in public spaces, core areas and other tenant occupied spaces with Landlord, and perform all such work after normal working hours (to include associated patch and repair work). The General Contractor shall provide all required protection of existing finishes within the affected area(s).

15.	The General Contractor must perform all floor coring, drilling or trenching after normal business hours, and obtain Landlord’s permission and approval of same prior to performing such work.

16.	Convector mounted outlets and associated conduits, wiring, boxes, etc., shall be located and installed in areas where they will not hinder the operation or maintenance of existing fan coil units or prevent removal or replacement of access panels or removable covers.

17.	The General Contractor shall be responsible for all final tests, inspections and approvals associated with all modifications, deletions or additions to Building Class “E” systems and equipment.

18.	Recircuiting of existing power/lighting panels and circuits affecting Building and/or tenant operations are to be performed after normal business hours and coordinated with the Building office in advance, as required.

19.	All burning and welding to be performed in occupied or finished areas shall be performed after normal business hours and coordinated with the Building office in advance, as required. Proper ventilation of the work area will be required in order to perform this work.

20.	The General Contractor shall provide Landlord’s managing agent and the Building office with all approved submittal and closeout documents as well as all required final inspections and Building Department sign-offs just prior to or immediately following completion of construction.

21.	Any and all Alterations to the Building sprinkler system (including draining of system) are to be performed after normal business hours and coordinated with the Building office, as required. All costs associated with the shutdown, drain and refill of the sprinkler system are reimbursable to Landlord.

22.	The General Contractor shall be responsible for any and all daily cleanup required to keep the job site clean throughout the entire course of the Alterations. No debris shall be allowed to accumulate in any public spaces.

23.	The General Contractor shall be responsible for proper protection of all existing finishes and construction for Alterations to be performed in common Building areas. All Alterations to be performed in occupied areas outside of the Premises shall be performed after normal business hours and coordinated with the Building office, as required.

24.	The General Contractor shall perform any and all hoisting associated with the Alterations after normal business hours. The General Contractor will obtain all required permits and insurance to perform work of this nature. The General Contractor shall specify hoisting methods and provide all required permits and insurance to Landlord’s managing agent and the Building office prior to commencement of Alterations.

25.	All contractors and subcontractors shall perform all work in a professional manner, and shall work in close harmony with one another as well as with the Building management and maintenance personnel.

26.	The General Contractor shall forward complete copies of all approved contractor submittal, and Building and Fire Department sign-offs and Statement of Responsibility forms, to the Building office immediately following completion of construction.

INSURANCE REQUIREMENTS

LIABILITY LIMITATIONS

A.	Comprehensive or Commercial General Liability Insurance written on an occurrence basis, to afford protection of $5,000,000 combined single limit for personal injury (provide such amount shall be $1,000,000 for subcontractors), bodily injury and/or death and Broad Form property damage arising out of any one occurrence; and which insurance shall include coverage for premises-operations (including explosion, collapse and underground coverage), elevators, contractual liability, owner’s and contractor’s protective liability, and completed operations liability.

B.	Comprehensive Auto Liability Insurance covering the use of all owned, non-owned and hired vehicles providing bodily injury and property damage coverage, all on a per occurrence basis, at a combined single limit of $1,000,000.

C.	Worker’s Compensation Insurance providing statutory benefits for contractor’s employees and Employer’s Liability Coverage in an amount not less than $100,000/$500,000/$100,000.

D.	Property coverage damage to or loss of use of contractor’s equipment.

CERTIFICATE HOLDER

BATTERY COMMERCIAL ASSOCIATES LLC

3 Columbus Circle, Suite 2300

New York, New York 10019

ADDITIONAL INSUREDS

NEWMARK KNIGHT FRANK

125 Park Avenue

Eleventh (11th) Floor

New York, New York 10017

THE MOINIAN GROUP

3 Columbus Circle, Suite 2300

New York, New York 10019

In addition to listing each of the Additional Insureds, as noted above, the Certificate of Insurance, general liability form, shall state “The General Aggregate limit applies separately to each project.”

The name and address of the Additional Insureds shall appear on the Certificate of Insurance. The insurance agent’s address and telephone number is also required.

SCHEDULE D

INTENTIONALLY OMITTED

SCHEDULE E

RENT SCHEDULE

17 BATTERY SOUTH – PARTIAL ELEVENTH (11th) FLOOR

CONSTANT CONTACT, INC.

YEAR	MONTHLY BASE RENT	ANNUAL BASE RENT
Commencement Date through and including the day prior to the one (1) year anniversary of the Commencement Date	$53,602.50	$643,230.00
From the one (1) year anniversary of the Commencement Date through and including the day prior to the two (2) year anniversary of the Commencement Date	$55,210.58	$662,526.90
From the two (2) year anniversary of the Commencement Date through and including the day prior to the three (3) year anniversary of the Commencement Date	$56,866.89	$682,402.71
From the three (3) year anniversary of the Commencement Date through and including the day prior to the four (4) year anniversary of the Commencement Date	$58,572.90	$702,874.79
From the four (4) year anniversary of the Commencement Date through and including the day prior to the five (5) year anniversary of the Commencement Date	$60,330.09	$723,961.03
From the five (5) year anniversary of the Commencement Date through and including the Expiration Date	$62,139.99	$745,679.86

SCHEDULE F

INTENTIONALLY OMITTED

SCHEDULE G

TENANT’S INITIAL ALTERATION WORK

SCHEDULE H

FIRE SPRINKLER SCOPE OF WORK

•

Tenant will design and install, at Landlord’s sole cost and expense, an approved sprinkler system for the Premises. Tenant’s scope of work will be limited to connecting to the existing building standpipe risers, installing necessary valving & fire alarm devised at the standpipe riser connection, and installing piping and sprinkler heads throughout the Premises. Landlord shall provide to Tenant, at no charge and within five (5) business days after the effective Date, the fire protection riser diagram and hydraulic information for Tenant’s use in preparation of such design.